Execution Copy

POST-PETITION
CREDIT AGREEMENT

Dated as of February 4, 2005

by and among

FALCON PRODUCTS, INC.,
SHELBY WILLIAMS INDUSTRIES, INC.,
SELLERS & JOSEPHSON INC.,
EPIC FURNITURE GROUP, INC.,
HOWE FURNITURE CORPORATION,
FALCON HOLDINGS, INC.,
THE FALCON COMPANIES INTERNATIONAL, INC.,
JOHNSON INDUSTRIES, INC., and
MADISON FURNITURE INDUSTRIES, INC.,
as Borrowers,

THE FINANCIAL INSTITUTIONS AND OTHER LENDERS NAMED HEREIN,
as Lenders, and

DDJ CAPITAL MANAGEMENT, LLC,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

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POST-PETITION
CREDIT AGREEMENT

THIS POST-PETITION CREDIT AGREEMENT (this "Agreement") is entered into as of February 4, 2005, among:

(i) FALCON PRODUCTS, INC., a Delaware corporation ("Falcon"), Shelby Williams Industries, Inc., a Delaware corporation, Sellers & Josephson Inc., a New Jersey corporation, EPIC Furniture Group, Inc., a Delaware corporation, HOWE FURNITURE CORPORATION, a New York corporation, FALCON HOLDINGS, INC., a Missouri corporation, THE FALCON COMPANIES INTERNATIONAL, INC., a Missouri corporation, JOHNSON INDUSTRIES, INC., a Illinois corporation, and MADISON FURNITURE INDUSTRIES, INC., a Mississippi corporation (collectively, with Falcon, the "Borrowers", and each, a "Borrower");

(ii) each of the lenders that from time to time is a party hereto (such lenders, each individually a "Lender" and collectively, the "Lenders"); and

(iii) DDJ CAPITAL MANAGEMENT, LLC ("DDJ"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, the "Administrative Agent"), and as collateral agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, the "Collateral Agent").

WHEREAS, the Borrowers have filed the Chapter 11 Cases (as defined below) and the Lenders have agreed to provide a credit facility to the Borrowers to finance operations during the Chapter 11 Cases and for the other purposes specified herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties agree as follows:

Article I - Definitions; Certain Terms

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account" has the respective meaning assigned thereto under the UCC.

"Account Debtor" means any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

"Account Receivable" means, with respect to any Person, all of such Person's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the UCC), and any and all "supporting obligations" (as that term is defined in the UCC) in respect thereof.

"Action" has the meaning set forth in Section 14.12.

"Administrative Agent" has the meaning set forth in the introductory paragraph hereto.

"Administrative Agent Account" means the account designated by the Administrative Agent into which the Borrowers shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Affiliate" means a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person. Notwithstanding anything to the contrary, in non event shall any Lender by considered an "Affiliate" of any Loan Party.

"Agents" means, collectively, the Administrative Agent and the Collateral Agent.

"Agent-Related Persons" means the Administrative Agent and any successor agents thereto (in accordance with the terms of this Agreement), and the Collateral Agent and any successor agents thereto (in accordance with the terms of this Agreement), together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

"Agreement" means this Post-Petition Credit Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

"Applicable Interest Rate" means the greater of (a) the prime rate of interest (calculated daily as reported in The Wall Street Journal) plus 3.50 % per annum and (b) 8.75% per annum.

"Approved Budget" means as of the Closing Date the budget of the Borrowers, substantially in the form of Exhibit A hereto, projecting operations of the Borrowers for fiscal year 2005 (the "Budget Period") in form and substance satisfactory to the Administrative Agent in its sole discretion and from time to time thereafter any subsequent budget of the Borrowers approved by the Administrative Agent pursuant to Section 8.22 and not superceded by a subsequent budget of the Borrowers that has been approved by the Administrative Agent in its sole discretion.

"Approved Letter of Credit" means each letter of credit to be issued by a bank chosen by Borrowers and approved by the Administrative Agent, the terms and conditions of which have been approved by the Administrative Agent in its sole discretion.

"Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit B attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with Section 14.07.

"Availability" means, at any time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Credit Obligations at such time; provided, however, that if the Borrowing with respect to which Availability is being determined is for the purpose, in whole or in part, of paying the Carve-Out Expenses, Availability shall be deemed to be increased by the amount of such Carve-Out Expenses, so long as the proceeds of such Borrowing are in fact used to pay such Carve-Out Expenses.

"Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Sections 101 et seq.), as amended from time to time, and any successor statute.

"Bankruptcy Court" means the United States Bankruptcy Court for the Eastern District of Missouri in St. Louis, Missouri.

"Benefit Plan" means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code for which a Borrower or any of its Subsidiaries or any of their ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the preceding six years or has any liability.

"Blocked Account Agreement" means a Blocked Account Agreement executed and delivered by Falcon, Fleet National Bank and Collateral Agent, in favor of the Lenders, in form and substance satisfactory to the Agents.

"Borrowing" means a borrowing hereunder consisting of Loans made on the same Funding Date.

"Borrower" and "Borrowers" have the meanings ascribed to such terms in the preamble hereto.

"Borrowing Base" means, as of any date of determination, the sum of (i) the amount expended to pay the Fleet Debt plus the lesser of (A) $15,000,000 and (B) the applicable Budgeted Borrowing Needs, plus (ii) fifty percent (50%) of the amount by which the Borrowers' actual Cumulative Net Operating Cash Flow as shown on the most recent monthly financial statements delivered pursuant to Section 8.03(d) is greater than the amount of "Cumulative Net Operating Cash Flow" shown on the Approved Budget for the period commencing on February 1, 2005 through the date of such monthly financial statements, and less (iii) fifty percent (50%) of the amount by which the Borrowers' actual Cumulative Net Operating Cash Flow as shown on the most recent monthly financial statements delivered pursuant to Section 8.03(d) is less than the amount of "Cumulative Net Operating Cash Flow" shown on the Approved Budget for the period commencing on February 1, 2005 through the date of such monthly financial statements; provided, however, that prior to the entry of a Final Order the Borrowing Base shall be in the amount of the sum of amounts used to pay the Fleet Debt plus $5,000,000.

"Borrowing Base Certificate" means a certificate, substantially in the form of Exhibit C attached hereto and made a part hereof, signed by a Responsible Officer of Falcon.

"Budget Period" has the meaning set forth in the definition of Approved Budget.

"Budgeted Borrowing Needs" means, as of any date of determination in any calendar month, (a) if such date of determination is prior to the seventh (7th) day of such calendar month, an amount equal to 138% of the amount shown on the Approved Budget as "Cumulative Borrowing Needs" for the immediately preceding calendar month, and (b) if such date of determination is on or after such seventh (7th) day, an amount equal to the sum of (i) the amount determined pursuant to the foregoing clause (a) plus (ii) the pro rata portion (based on the number of days elapsed in the calendar month in which such determination is being made to but excluding such date of determination) of the difference between (A) an amount equal to 138% of the amount shown on the Approved Budget as "Cumulative Borrowing Needs" for the calendar month in which such determination is being made and (B) the amount determined pursuant to the foregoing clause (a).

"Business Day" means a day, which is not a Saturday or a Sunday or a legal holiday on which the New York Stock Exchange is open and on which banks are not required or permitted by law or other governmental action to close in New York, New York.

"Capital Expenditures" means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, limited liability company or other equity interests of such Person.

"Carve-Out" has the meaning set forth in the definition of "Carve-Out Expenses".

"Carve-Out Expenses" means the aggregate amount of claims having priority ahead of the super priority of, and Liens securing, the Obligations for (i) ) the payment of any unpaid fees payable to the United States Trustee pursuant to 28 U.S.C. Section1930 and (ii) the payment of unpaid claims (whether allowed on an interim or final basis; provided however, in the event the cases  are dismissed or the jurisdiction of the Bankruptcy Court is otherwise terminated, such claims need not be allowed) for fees and expenses incurred by professionals retained by an order of the Court, including fees and expenses incurred prior to, and after, the occurrence of an Event of Default, not to exceed $500,000 in the aggregate (the "Professional Expense Cap"); provided, that any payments actually made to such professionals under sections 330 or 331 of the Bankruptcy Code or any other provision of the Bankruptcy Code or order of the Bankruptcy

 Court after the occurrence of an Event of Default (and during the continuance of such an Event of Default) shall reduce the Professional Expense Cap on a dollar-for-dollar basis (the amounts specified in clauses (i) and (ii), including the limitations therein, collectively, the "Carve-Out").

"Change of Control" means the occurrence of one or more of the following events: (a) any Person or affiliated group of Persons other than Franklin A. Jacobs, the spouse, lineal descendants and spouses of lineal descendants of Franklin A. Jacobs, the estates of one or more of the foregoing individuals and trusts established solely for the benefit of one or more of the foregoing individuals, shall own and control, beneficially and of record either (i) in excess of 51% of the issued and outstanding Voting Stock of Falcon or (ii) a sufficient percentage of the issued and outstanding Voting Stock of Falcon to control the board of directors of Falcon, (b) Falcon shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each of the other Borrowers and each of the Domestic Subsidiaries other than Epic, (c) Falcon shall cease to own and control, beneficially and of record (directly or indirectly), at least 80% of the issued and outstanding Securities and Voting Stock of Epic, (d) Falcon shall cease to own and control, beneficially and of record (directly or indirectly), the same percentage of the issued and outstanding Securities and Voting Stock of each of the Foreign Subsidiaries that Falcon owns (directly or indirectly) on the Closing Date, (e) a "Change of Control" (as defined in the Subordinated Note Indenture, as in existence on the Closing Date) shall occur, or (f) the employment of either of Franklin A. Jacobs or Stephen E. Cohen shall be terminated by Falcon without the consent of the Administrative Agent and the Required Lenders, (g) either of Franklin A. Jacobs or Steven E. Cohen shall cease to function in his current capacity as an executive officer of Falcon without the consent of the Administrative Agent and the Required Lenders or (h) Alvarez & Marsal, Inc. (or another operations consultant to the Borrowers which is acceptable to the Administrative Agent and the Required Lenders in their sole discretion) shall be terminated as operations consultant to the Borrowers without the consent of the Administrative Agent and the Required Lenders.

"Chapter 11 Cases" shall mean, collectively, the proceedings commenced by the Borrowers under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

"Chattel Paper" has the respective meaning assigned thereto under the UCC.

"Closing Date" means the first date practicable following the entry of the Interim Order, on which all of the conditions precedent set forth in Sections 5.01 and 5.02 have been satisfied (or waived by the Administrative Agent).

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Security Documents as security for all or any part of the Obligations.

"Collateral Agent" has the meaning set forth in the introductory paragraph hereto.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, and tax refunds).

"Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

"Commitment" means, with respect to any Lender, the obligation of such Lender to make the Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became (or becomes) a Lender, as such may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; "Commitments" means the aggregate principal amount of the Commitments of all the Lenders.

"Commitment Termination Date" means the date that is the earliest to occur of (i) the first anniversary of the Closing Date, (ii) the effective date of a joint plan of reorganization in the Chapter 11 Cases or the effective date of a plan of reorganization of substantially all of the Chapter 11 Cases involving a Borrower or Borrowers (the "Effective Date"), (iii) the date the Commitment is terminated in connection with an Event of Default pursuant to Section 11.01, (iv) if no budget has been approved pursuant to Section 8.22, the thirtieth (30th) day following the expiration of the Approved Budget, (v) the date of any determination to proceed with the sale or liquidation of any of the Borrowers without the consent of the Lenders other than pursuant to a sale or a plan that pays the Obligations in full in cash and terminates the Commitments, or (vi) the date designated by Falcon on behalf of the Borrowers in a notice to the Administrative Agent as the date on which the Borrowers intend to voluntarily terminate the Commitments pursuant to Section 3.01(a)(ii) and pay the Obligations in full.

"Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, or any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any governmental authority.

"Consolidated" means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

"Contingent Obligations" means with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (i) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation ("Primary Obligations") of another Person, including, without limitation, any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Primary Obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such Primary Obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (ii) to provide funds to maintain the financial condition of any other Person, (iii) otherwise to indemnify or hold harmless the holders of Primary Obligations of another Person against loss in respect thereof (other than pursuant to customary indemnification provisions included in contracts entered into in the ordinary course of business which do not obligate a specified Person for the obligations of a third party) or (iv) in connection with any synthetic lease or other off-balance sheet lease transaction. The amount of any Contingent

Obligation under clauses (i) and (ii) above shall be the maximum amount guaranteed or otherwise supported by the Contingent Obligation.

"Contract Right" means any right of a Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

"Contractual Obligation" means, as applied to any Person, any provision of any securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

"Control Agreements" means, with respect to a Securities Account or a Deposit Account, any agreement, in form and substance satisfactory to the Collateral Agent, which effectively gives "control" (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or Deposit Account and all funds contained therein, as the case may be.

"Conversion Commitment Fee" has the meaning set forth in Section 4.02(d).

"Convertible Subordinated Debentures" means the 12% Junior Subordinated Convertible Debentures due 2010 issued by Falcon on December 15, 2003, as in effect on the Closing Date and as the same may be amended, modified or supplemented from time to time if and to the extent permitted under this Agreement.

"Convertible Subordinated Debt" means Falcon's Indebtedness for Money Borrowed in the aggregate principal amount of $4,150,000 incurred pursuant to the Convertible Subordinated Debentures.

"Cumulative Net Operating Cash Flow" means (a) with respect to the Approved Budget, "Net Operating Cash Flow" as shown as a line item on the Approved Budget from February 1, 2005 through the last day of the calendar month immediately preceding the applicable date of measurement and (b) with respect to the Borrowers' actual operating results with respect to the same period, the sum of the following, determined on a Consolidated basis for Falcon and its Consolidated Subsidiaries: (i) net income, plus (ii) to the extent deducted in determining such net income, (A) depreciation and amortization expense, and, without duplication, non-cash write-offs of deferred financing costs, (B) interest expense, (C) taxes, (D) professional fees in connection with the Chapter 11 Cases, and (E) restructuring charges in an aggregate amount not to exceed $2,000,000, plus (iii) any net decrease in working capital, and less (iv) (A) to the extent included or added in determining such net income, (1) tax refunds or other tax benefits and (2) interest income, (B) Capital Expenditures made or accrued in respect of such period and (C) any net increase in working capital.

"Cure Loans" has the meaning set forth in Section 3.02(c)(iii)(C).

"DDJ" has the meaning set forth in the introductory paragraph hereto.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Default Rate" has the meaning set forth in Section 4.01(c).

"Deposit Account" means a "deposit account" as that term is defined in the UCC.

"Derivative Obligations" every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

"Disbursement Account" means the accounts identified on Schedule 1.01(A) which the Borrowers will use to make disbursements after the Petition Date and into which the Administrative Agent shall make the Loans.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Borrower or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding (i) any sales of Inventory in the ordinary course of business on ordinary business terms and (ii) sales or other dispositions of Permitted Investments identified in clauses (i) through (vii) in the definition of "Permitted Investments".

"Distribution(s)" means in respect of any Person and includes: (i) the payment of any dividends or other distributions on Securities of such Person (except distributions consisting of additional such Securities), (ii) the redemption, restriction, retirement, sinking fund or similar payment, purchase or other acquisition of Securities of such Person, including the acquisition of Securities of Epic by Falcon, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities, and (iii) any management, consulting or similar fees payable by any Borrower or Subsidiary to any other Borrower or Subsidiary or any Affiliate of any Borrower or Subsidiary.

"Dollar", "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Domestic Subsidiary" means any now or hereafter existing Subsidiary of any Borrower that is incorporated under the laws of a State of the United States or the District of Columbia.

"Dominion Account" means an account or accounts of the Borrowers established by the Borrowers pursuant to Section 12.01(a) of this Agreement at a depository institution acceptable to the Agents, and over which the Collateral Agent shall have sole and exclusive access and control for withdrawal purposes, subject to the terms of an account control agreement entered into by the applicable depository institution, the Collateral Agent and Borrowers, including, without limitation, the account or accounts established by Falcon pursuant to the Blocked Account Agreement.

"Effect of Bankruptcy" means, with respect to any Contractual Obligation, contract or agreement to which any Borrower is party any default or other legal consequence arising solely on account of filing the Chapter 11 Cases (including the application of the automatic stay) and any rejecting of any such Contractual Obligation, contract or agreement with the Bankruptcy Court's approval.

"Effective Date" has the meaning set forth in the definition of the "Commitment Termination Date".

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Borrower or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Borrower or any of its Subsidiaries or any predecessor in interest.

"Environmental Conditions" means any release of any Hazardous Materials (whether or not such Release constituted at the time thereof a violation of any Environmental Laws) or any violation of any Environmental Law as a result of which any Borrower or Subsidiary has or may become liable to any Person or by reason of which the business, condition or operations of such Borrower or Subsidiary or any of its assets or properties may suffer or be subjected to any Lien or liability.

"Environmental Laws" means all Federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to Hazardous Materials or the protection of human health or the environment, including all requirements pertaining to reporting, permitting, investigating or remediating releases or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the generality of the foregoing, the term Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as such laws may be amended from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or request or binding determination of, or agreement with, any governmental authority relating to or imposing liability or establishing standards of conduct for the protection of human health or safety or the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of

Hazardous Materials from or onto (i) any property presently or formerly owned by any Borrower or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Borrower or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Epic" means Epic Furniture Group, Inc., a Delaware corporation.

"Equipment" has the respective meaning assigned thereto under the UCC.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the occurrences set forth in Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

"Existing Affiliate Advances" means all Indebtedness evidencing loans to Affiliates, employees and officers of Falcon, made prior to the Petition Date.

"Facility" means the post-petition credit facility provided under this Agreement.

"Fair Labor Standards Act" means the Fair Labor Standards Act of 1938, as amended and as the same may be amended from time to time by the United States Congress.

"Falcon" has the meaning set forth in the introductory paragraph hereto.

"Falcon Mimon" means Falcon Mimon a/s.

"Federal Reserve Board" means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

"Final Order" means an order entered by the Bankruptcy Court: (i) finally and unconditionally approving this Agreement and the transactions contemplated hereby substantially in the form of the Interim Order with such changes as are satisfactory to the Administrative Agent in its sole discretion, (ii) that has not been reversed or stayed, (iii) as to which either no appeal has been made, or, in the event of an appeal, no stay has been obtained, or (iv) as to which the time for filing a notice of appeal has not expired.

"Fiscal Year" means the fiscal year of each Borrower and its Subsidiaries.

"Fleet Credit Agreement" means the Second Amended and Restated Loan and Security Agreement, dated as of October 6, 2004, by and among Falcon, Shelby, Sellers, Epic, the Lenders signatory hereto and Fleet Capital Corporation, as Agent, as amended, modified and/or supplemented from time to time through the Petition Date, including without limitation Amendment No. 1 dated as of January 19, 2005.

"Fleet Debt" means the Indebtedness and other Obligations of the Borrowers and their respective Subsidiaries to repay principal of Revolving Credit Loans (as defined in the Fleet Credit Agreement), including the Term Component Loans (as defined in the Fleet Credit Agreement), and to pay interest thereon under the Fleet Credit Agreement and the other "Loan Documents" (as defined in the Fleet Credit Agreement) and fees, costs, expenses, and other amounts in connection with such Revolving Credit Loans in an aggregate amount (including principal, interest, fees, costs, expenses and all other amounts) not to exceed $25,000,000.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Forfeiture Proceeding" means any action, proceeding or investigation affecting any Borrower or any of its Subsidiaries before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their respective properties.

"Former Agent" means Fleet Capital Corporation.

"Funding Date" means the date of the funding of a Loan.

"Funded Reserves" means amounts from time to time maintained in or otherwise credited to an account designated by the Borrowers in writing to the Administrative Agent containing funds for payment of professional and other fees and disbursements of the kind that are included in Carve-Out Expenses.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States; provided that for the purpose of this Agreement and the definitions used herein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements; provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of Cumulative Net Operating Cash Flow, the Administrative Agent, and Falcon on behalf of itself and the other Borrowers, shall negotiate in good faith an amendment to the definition of such term and any other provision of this Agreement that relates to such definition with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, Cumulative Net Operating Cash Flow shall be calculated as if no such change in GAAP has occurred.

"General Intangible" has the respective meaning assigned thereto under the UCC.

"Governing Documents" means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's capital stock; and (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company's membership interests.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Hazardous Materials" means any substance (i) the presence of which requires investigation or remediation under any Environmental Laws; (ii) that is defined or becomes defined as a "hazardous waste" or "hazardous substance" under any Environmental Laws; (iii) that is toxic, explosive, corrosive, inflammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated under any Environmental Laws; (iv) the presence of which on any real property causes or threatens to cause a nuisance upon the real property or to adjacent properties or poses or threatens to pose a hazard to any real property or to the health or safety of Persons on or about any real property; or (v) that contains gasoline or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.

"Hazardous Materials Claim" has the meaning set forth in Section 8.17.

"Highest Lawful Rate" means with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Indebtedness" means as applied to a Person, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

(ii) all obligations of other Persons which such Person has guaranteed;

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

(iv) Derivative Obligations; and

(v) in the case of Borrowers (without duplication), the Obligations.

"Indemnified Matters" has the meaning set forth in Section 14.15.

"Indemnified Party" has the meaning set forth in Section 14.15.

"Intellectual Property" means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

"Interest Accrual Period" means a one month period.

"Interim Order" means an order by the Bankruptcy Court initially approving this Agreement and the transactions contemplated hereby substantially in the form of Exhibit D hereto (with such changes as may be approved by the Administrative Agent in its sole discretion) which is entered on or before February 9, 2005.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" has the respective meaning assigned thereto under the UCC.

"Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of any property or assets by such Person other than in the ordinary course of its business.

"IRS" means the Internal Revenue Service or any successor federal tax Governmental Authority.

"Judgment" has the meaning set forth in Section 11.01(k).

"Lease" means any lease of real property to which any Borrower or any of its Subsidiaries is a party as lessor or lessee.

"Lender" and "Lenders" have the respective meanings ascribed to such term in the preamble to this Agreement, and shall include any other Person made a party to this Agreement as a "Lender" in accordance with the provisions hereof.

"Lender-Related Persons" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender's Affiliates.

"Lien" means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a lessor under a Capital Lease having substantially the same economic effect in property security an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract), any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise. The term "Lien" shall include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

"Loan" has the meaning set forth in Section 2.01(a).

"Loan Account" means an account maintained hereunder by Administrative Agent on its books of account, at Administrative Agent's office and with respect to the Borrowers, in which the Borrowers will be charged, jointly and severally, with all loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Documents" means this Agreement, the Notes, the Security Documents and all other agreements, instruments and all documents executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan executed by the Borrowers, or any of them, in connection with this Agreement.

"Loan Parties" means the Borrowers.

"Material Adverse Change" means, except for the filing of the Cases and the retraction or modification of trade terms by vendors as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code, the occurrence of (i) any material adverse change with respect to the business, assets, condition (financial or otherwise), operations, performance, prospects or properties of Borrowers and their Subsidiaries taken as a whole, as such business, assets, condition, operations, performance, prospects or properties existed on January 28, 2005 as reflected in the information provided in writing prior to the date hereof to the Administrative Agent by or on behalf of the Borrowers, (ii) a material adverse effect on the rights and remedies of the Agents or Lenders under the Loan Documents, or (iii) the material impairment of the ability of Borrowers and the Domestic Subsidiaries, taken as a whole, to perform their obligations hereunder or under any Loan Document.

"Maturity Date" means the same date as the Commitment Termination Date or such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

"Maximum Revolving Credit Amount" means at any particular time, an amount equal to the lesser of (a) the Commitments at such time and (b) the Borrowing Base at such time, less, in each case, $500,000.

"Money Borrowed" means (i) Indebtedness arising from the lending of money by any Person to any Borrower or any Subsidiary; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any Subsidiary, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any Subsidiary under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by a Borrower or any Subsidiary. Money Borrowed shall not include trade payables or accrued expenses.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgages" means (i) the Real Property Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, by which Shelby has granted to the Collateral Agent, as security for the Obligations, a Lien upon the real Property of Shelby located at 150 Shelby Williams Drive, Morristown, Tennessee 37813, (ii) the Leasehold and Fee Deed of Trust, Assignment of Rents and Security Agreement, by which Falcon has granted to the Collateral Agent, as security for the Obligations, a Lien upon the leased and owned real Property of Falcon located at 22 Falcon Drive, Belmont, Mississippi 38827, (iii) the Deed of Trust, Assignment of Rents and

Security Agreement, by which Shelby has granted to the Collateral Agent, as security for the obligations, a Lien upon the real Property of Shelby located at 2075 Highway 43, Canton, Mississippi 38827, (iv) the Real Property Mortgage and Security Agreement, by which Falcon has granted to the Collateral Agent, as security for the Obligations, a Lien upon the real property of Falcon located at 615 South Front Street, Belding, Michigan 46809, and (v) all other mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations, in each case as the same may be amended or otherwise modified from time to time.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which any Borrower or any of its Subsidiaries or any of their ERISA Affiliates has contributed to, or has been obligated to contribute to, at any time during the preceding six years, or has liability.

"Net Cash Proceeds" means, (i) with respect to any Disposition by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates, in connection therewith after deducting therefrom, only (A) the principal amount of any Indebtedness secured by any Permitted Lien on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto reasonably incurred by such Person or such Affiliate in connection therewith, (C) transfer taxes paid by such Person or such Affiliate in connection therewith and (D) a provision for net income taxes, whether paid or payable, in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person, or the sale or issuance by any Person of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates in connection therewith after deducting therefrom only reasonable brokerage commissions, underwriting fees and discounts, legal fees and similar fees and commissions.

"Non Pro Rata Loan" has the meaning set forth in Section 3.02(c)(iii).

"Non-Qualified Representation" means each of the representations, warranties or other statements made or furnished to the Agents or any Lender by or on behalf of any Borrower or any Subsidiary contained in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto, other than the representations and warranties contained in the following subsections of Section 6.01: (a), but only as to the second sentence thereof; (f), but only as to the last sentence thereof; (h); (i); (m); (n); (o); (p); (q), but only as to the first sentence thereof; (r); (t); (v); (w); (y); (dd); (ff); (ii), but only as to the last sentence thereof; and (jj).

"Note" has the meaning set forth in Section 2.03(a).

"Notice of Borrowing" means a notice substantially in the form of Exhibit E attached hereto and made a part hereof.

"Obligations" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to the Administrative Agent, the Collateral Agent, any Lender, any Affiliate of any Lender or any Person entitled to indemnification pursuant to Section 14.15 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document. The term "Obligation" includes all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Loan Parties under this Agreement, the Notes or any other Loan Document.

"Officer's Certificate" has the meaning set forth in Section 8.03(i).

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Operating Licenses" means, collectively, all licenses, franchises, permits, Consents, approvals, registrations, certificates and authorizations of all governmental authorities necessary or advisable to the conduct of the business of any Borrower or any Subsidiary.

"Organizational I.D. Number" means with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

"Other Taxes" has the meaning set forth in Section 3.03(b)

"Permitted Capital Lease Obligations" means Capitalized Lease Obligations of Borrowers and the Subsidiaries incurred after the Closing Date and permitted under Section 9.03(f) of this Agreement. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

"Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand Deposit Accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's; (vii) the equity interests owned by Falcon or any of its Subsidiaries in the existing Subsidiaries of Falcon's Subsidiaries, (viii) Existing Affiliate Advances and other existing Investments existing on the Petition Date; (ix) loans and advances to employees and officers of the Borrowers and their respective Subsidiaries from time to time in the ordinary course of business for travel expenses, moving expenses, signing bonuses and for other purposes, in an aggregate outstanding amount not to exceed $50,000 at any time; (x) Investments in connection with employee benefit plans existing on the Petition Date to the extent included in the Approved Budget; (xi) Investments received in settlement of debts of insolvent account debtors; and (xii) Investments not otherwise described in the foregoing clauses of this definition in an aggregate outstanding amount not in excess of $100,000.

"Permitted Liens" means any Lien of a kind specified in Section 9.05 of this Agreement.

"Permitted Pre-Petition Payments" means (i) payments authorized by the Bankruptcy Court pursuant to "first-day" orders, (ii) payments on reclamation claims, (iii) cure payments in respect of the assumption of leases and other contracts, (iv) the application of proceeds of Collateral to validly perfected secured pre-petition claims, and (v) payments for other pre-petition claims reflected in the Approved Budget or approved by the Administrative Agent and the Required Lenders in their sole discretion.

"Permitted Priority Liens" means Permitted Liens that (a) are of a type contemplated by subsections (f), (g), (m) or (q) of Section 9.05, (b) are valid, perfected and non-avoidable and (c) were in existence prior to the Petition Date.

"Permitted Purchase Money Indebtedness" means Purchase Money Indebtedness of any Borrower or any Subsidiary of any Borrower incurred after the Closing Date which is secured by a Purchase Money Lien and permitted under Section 9.03(f) of this Agreement.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.

"Petition Date" means the date on which the Chapter 11 Cases shall have been filed.

"Plan" has the definition set forth in Section 6.01(w)(i)(D) of this Agreement.

"Pledge Agreements" means the pledge agreements, executed and delivered by the Loan Parties and Collateral Agent, in favor of the Lenders, in respect of the outstanding Capital Stock owned by the Loan Parties, each in form and substance satisfactory to the Agents.

"Pre-Petition Term Loan Documents" means (i) the Fleet Credit Agreement and the other "Loan Documents" (as defined in the Fleet Credit Agreement) and (ii) the Tranche B Loan Documents.

"Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) such Lender's Commitment, by (ii) the aggregate Commitments of all Lenders. "Pro Rata Shares" has a correlative meaning.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Purchase Money Lien(s)" means a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the Fixed Assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien and the proceeds thereof.

"Register" has the meaning set forth in Section 2.03(b).

"Regulation T", "Regulation U", and "Regulation X" mean, respectively, Regulations T, U, and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

"Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. Section 9601.

"Remedial Work" means any and all remedial work in response to Hazardous Materials Claims to the extent required by any governmental authority involved or as recommended by prudent business practices, if such standard requires a higher degree of remediation, and in all events to minimize any impairment to the real Property. All Remedial Work must be conducted in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer following receipt of any required permits, licenses or approvals. The selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) at the Agent's option, are subject to prior written notice being given to the Agent.

"Rentals" means the same as defined in Section 9.19 of this Agreement.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA.

"Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate more than 50% of the Commitments or, if the Commitments shall have been terminated irrevocably, Lenders holding more than 50% of the Obligations then outstanding.

"Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit, any Environmental Laws or any labor, employment, occupational safety or health law, rule or regulation.

"Responsible Officer" means the chief executive officer, president or chief financial officer of Falcon.

"Restricted Investment(s)" means any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

(i) investments by a Borrower or a Subsidiary of a Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Person;

(ii) so long as no Default or Event of Default is then in existence or is reasonably likely to occur, investments after the Closing Date by a Borrower or a Domestic Subsidiary of a Borrower in a Foreign Subsidiary of Borrower (as loans or equity investments) the Securities of which are subject to a Pledge Agreement, in an aggregate amount after the Closing Date for all Foreign Subsidiaries not in excess of $1,000,000 in any fiscal year; provided, that any unused portion of such amount may be carried over to the next fiscal year;

(iii) Property to be used in the ordinary course of business the acquisition of which is not otherwise prohibited by this Agreement or the other Loan Documents;

(iv) Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any Subsidiary;

(v) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

(vi) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(vii) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than two hundred seventy (270) days from the date of creation thereof;

(viii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(ix) intercompany loans permitted under Section 9.02(e) and (f) of this Agreement;

(x) investments existing on the date hereof and listed on Schedule 6.01(cc) hereto;

(xi) Deposit Accounts and other bank accounts maintained by a Borrower or a Subsidiary in the ordinary course of business, subject, in the case of Deposit Accounts of a Borrower or a Domestic Subsidiary, to Control Agreements acceptable to the Administrative Agent;

(xiii) intercompany accounting entries made in respect of sales of Inventory and collections of Accounts in the ordinary course of business;

(xiv) investments by Foreign Subsidiaries in other Foreign Subsidiaries whose Securities are subject to a Pledge Agreement; and

(xv) investments otherwise expressly permitted pursuant to this Agreement.

"Restricted Subsidiary" means the same as defined in the Subordinated Note Indenture, as in existence on the Closing Date.

"Revolving Credit Obligations" means, at any particular time, the aggregate outstanding principal amount of the Loans at such time.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Security" or "Securities" means all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

"Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

"Securities Account" means a "securities account" as that term is defined in the UCC.

"Security Agreement" means a Security Agreement executed and delivered by the Loan Parties and Collateral Agent, in favor of the Lenders, in form and substance satisfactory to the Agents.

"Security Documents" means the security agreements executed and delivered by the Loan Parties and the Collateral Agent, in favor of the Lenders, each in form and substance satisfactory to the Collateral Agent, including, without limitation the Security Agreement, the Trademark Security Agreement, the Pledge Agreements, the Blocked Account Agreement, the Control Agreements and the Mortgages.

"Sellers" means Sellers & Josephson Inc., a Delaware corporation.

"Settlement Period" has the meaning set forth in Section 2.01(d).

"Shelby" means Shelby Williams Industries, Inc., a New Jersey corporation.

"Site" means any real Property previously, currently or hereafter owned, leased or operated directly or indirectly by any Borrower or Domestic Subsidiary.

"Solvent" means with respect to any Person, on the date of determination, that: (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iii) such Person is able to pay all of its Indebtedness as such Indebtedness matures. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or mature liability.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Subordinated Debt" means the Subordinated Notes, the Convertible Subordinated Debentures and any other Indebtedness of any Borrower or any Subsidiary that is subordinated to the Obligations in a manner satisfactory to Administrative Agent and the Required Lenders, and contains terms, including without limitation, payment terms, satisfactory to the Administrative Agent and the Required Lenders.

"Subordinated Note Debt" means Falcon's Indebtedness for Money Borrowed in the aggregate outstanding principal amount of $100,000,000 incurred pursuant to the Subordinated Note Documents.

"Subordinated Note Indenture" means the Indenture dated as of June 17, 1999 among Falcon, as Issuer, certain Subsidiaries of Falcon, as Guarantors and the Bank of New York, as Trustee, as amended, modified or supplemented through the Closing Date, and as it may be hereafter amended, modified or supplemented from time to time if and to the extent permitted under this Agreement.

"Subordinated Notes" means the 11 3/8% Senior Subordinated Notes due June 15, 2009, Series B, issued by Falcon pursuant to the Subordinated Note Indenture and the other Subordinated Note Documents.

"Subsidiary" means any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

"Taxes" has the meaning set forth in Section 3.03(a).

"Termination Amount" has the meaning set forth in Section 4.02(d).

"Termination Event" means (1) any Reportable Event with respect to any Plan; (2) any event that could cause Company to incur liability under Sections 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 of the Internal Revenue Code; (3) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (4) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; or (5) any other event or condition which could constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Total Borrowing Needs" means the amount shown on the Approved Budget as "Total Borrowing Needs".

"Total Facility" means $45,000,000.

"Trademark Security Agreement" means a Trademark Security Agreement executed and delivered by Falcon and Collateral Agent for the benefit of the Lenders, in form and substance satisfactory to the Agents.

"Tranche B Lenders" means the lenders under the Tranche B Loan Agreement, together with their successors and assignees.

"Tranche B Loan Agreement" means the Loan and Securities Purchase Agreement dated on or about the Closing Date by and among Borrowers, the collateral agent thereunder and the Tranche B Lenders, as the same may be amended, restated, modified or supplemented and in effect from time to time.

"Tranche B Loan Documents" means the "Loan Documents" as defined in the Tranche B Loan Agreement, as such Loan Documents may be amended, restated, modified or supplemented and in effect from time to time.

"Type of Organization" means with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

"UCC" means the Uniform Commercial Code enacted in the State of New York, as amended from time to time.

"Unrestricted Subsidiary" means the same as defined in the Subordinated Note Indenture, as in existence on the Closing Date.

"Unused Commitment Fee" has the meaning set forth in Section 4.02(c).

"Voting Stock" means Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

"Wholly Owned Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity of which 100% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.03. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent or the Lenders, such period shall in any event consist of at least one full day.

Article II - The Loans

Section 2.01. Loans.

(a) Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make revolving credit loans on a revolving basis (each individually, a "Loan" and collectively, the "Loans") to the Borrowers from time to time on any Business Day during the period commencing on the Closing Date and ending on the Commitment Termination Date (or until the earlier reduction of its Commitments to zero in accordance with the terms hereof) in an aggregate amount not to exceed at any time such Lender's Pro Rata Share of the Availability at such time. The Commitment of each Lender to make Loans shall automatically and permanently be reduced to zero on the Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, on or after the Closing Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein. Notwithstanding the foregoing, the Loans shall be limited to $5,000,000 plus amounts used to pay the Fleet Debt until the entry of a Final Order.

(b) Notice of Borrowing.

(i) When the Borrowers desire to borrow under this Section 2.01, Falcon shall deliver, on its own behalf and on behalf of the other Borrowers, to the Administrative Agent a Notice of Borrowing, signed by Falcon, not later than 12:00 p.m. (New York City time) at least one (1) Business Day (and not more than two (2) Business Days) in advance of any proposed Borrowing.

(ii) Such Notice of Borrowing shall specify (i) the amount of the proposed Loan and (ii) the proposed Funding Date, which must be a Business Day, and have attached to it the most recent Borrowing Base Certificate delivered pursuant to Section 8.04, updated to give effect to the proposed Loan, and shall certify as to the satisfaction and/or compliance with each of the conditions precedent to a Borrowing set forth in Section 5.02. Each Notice of Borrowing given pursuant to this Section 2.01 shall be irrevocable and binding on each and every Borrower. Each Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $100,000 in excess thereof.

(c) Making the Loans.

(i) The Administrative Agent shall promptly notify each Lender of the amount of the proposed Borrowing as set forth in the Borrowers' Notice of Borrowing delivered to the Administrative Agent pursuant to Section 2.01(b) above. Each such Lender shall deposit an amount equal to its Pro Rata Share of the amount of such Borrowing with the Administrative Agent in the Administrative Agent Account in immediately available funds, not later than 3:00 p.m. (New York City time) on any Funding Date applicable thereto. Subject to the satisfaction of the conditions precedent set forth in Section 5.01 (in the case of Loans made on the Closing Date) and Section 5.02, the Administrative Agent

shall make the proceeds of such amounts received by it available to the Borrowers not later than 4:00 p.m. (New York City time) on such Funding Date and shall disburse such proceeds to the Disbursement Account. On each day that any Revolving Credit Obligations are outstanding, the Borrowers shall be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Credit Obligations outstanding on such day.

(ii) Except as otherwise provided in this Section 2.01(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Commitments. The failure of any Lender to deposit the amount described in clause (i) above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(iii) The Administrative Agent may assume that each Lender has funded its Loan and is depositing the proceeds thereof in the Administrative Agent Account on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrowers on the Funding Date. If the Loan proceeds corresponding to that amount are advanced to the Borrowers by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrowers until the date such amount is paid to the Administrative Agent at the rate set forth in Section 4.01. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify the Borrowers and, if so notified, the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account, together with interest at the rate set forth in Section 4.01, for each day from the date such amount is disbursed to or for the benefit of the Borrowers until the date such amount is repaid to Administrative Agent. Any interest paid to Administrative Agent by the Borrowers in respect of such corresponding amount shall be credited against interest payable by the Borrowers to such Lender under Section 4.01 in respect of such corresponding amount. If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender's Loan, and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay Falcon, which shall distribute such amounts to the Borrowers, as agreed among the Borrowers, such corresponding amount (together with any interest included in such payment). This Section 2.01(c)(iii) does not relieve any Lender of its obligation to make its Loan on any Funding Date.

(d) Settlement Period.

(i) With respect to all periods for which the Administrative Agent has funded Loans pursuant to Section 2.01(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Loans made on the Funding Date of such Lender's initial funding), each Lender shall promptly (and in any event not later than 3:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 10:00 a.m. (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Loans to such an extent that, after giving effect to such adjustment, each such Lender's interest in the then outstanding Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Lender under this Section 2.01(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

(ii) In the event that any Lender fails to make any payment required to be made by it pursuant to Section 2.01(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at a per annum rate equal to the prime rate of interest (calculated daily as reported in The Wall Street Journal) for three Business Days and thereafter at the rate set forth in

Section 4.01. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify Falcon, on behalf of itself and on behalf of any of its Borrowers, of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.01(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Administrative Agent may have against any Lender as a result of any default by such Lender hereunder.

(e) Repayment of Loans; Termination of Commitments. The principal amount of all outstanding Loans shall be repaid in full on the Maturity Date; and the Commitments shall terminate on the Commitment Termination Date.

(f) Use of Proceeds. Proceeds of the Loans shall be used (i) in an aggregate amount not to exceed $25,000,000 to repay principal of and to pay interest on, and other fees and amounts due in respect of, the Fleet Debt and to provide cash collateral for letters of credit outstanding under the Fleet Credit Agreement or replacement letters of credit therefor, and (ii) in an aggregate amount up to the amount of the Total Facility less amounts expended pursuant to the foregoing clause (i), to pay post-petition operating expenses of the Borrowers (including working capital), permitted Capital Expenditures, and Permitted Pre-Petition Payments, to collateralize Approved Letters of Credit (excluding letters of credit outstanding under the Fleet Credit Agreement and replacement letters of credit therefor other than incremental increases in such letters of credit), to fund Funded Reserves and Carve-Out Expenses that have been billed but not paid (including holdbacks imposed by the Bankruptcy Court) and other costs and expenses incurred in connection with the administration of the Chapter 11 Cases.

Section 2.02. Letter of Credit Accommodations. The Lenders and the Administrative Agent will not provide letters of credit. However, proceeds of the Loans may be used to cash collateralize up to 105% of any Approved Letter of Credit; provided that such use of proceeds with respect to any Approved Letter of Credit outstanding under the Fleet Credit Agreement (or any Approved Letter of Credit issued in substitution or replacement for any such Approved Letter of Credit outstanding under the Fleet Credit Agreement prior to or promptly following expiration or other cancellation or termination thereof) shall be deemed to be the repayment of Fleet Debt for purpose of this Agreement and the other Loan Documents. The Lenders shall have a Lien on Borrowers' rights with respect to any cash collateral supporting Approved Letter of Credit, including any such right with respect to the return of such cash collateral, junior only to the Lien of the issuing bank.

Section 2.03. Promise to Pay; Evidence of Debt.

(a) Promise to Pay. Each Borrower hereby agrees, jointly and severally, to pay on the Maturity Date, the unpaid principal amount of each Loan that has been made to any of Borrowers, and further agrees, jointly and severally, to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Loans owing to the Lenders, and the Borrowers shall execute and deliver to each Lender requesting a promissory note such promissory notes as are necessary to evidence the Loans owing to such Lender after giving effect to any assignment thereof pursuant to Section 14.07, each substantially in the form of Exhibit F attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Notes"; and "Note" means any one of the Notes).

(b) Master Account. The register maintained by the Administrative Agent pursuant to Section 14.07(c) (the "Register") shall include a master account and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder and any Interest Accrual Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender's share thereof.

Section 2.04. Authorized Officers and Administrative Agent. On the Closing Date and from time to time thereafter, each Borrower shall deliver to the Administrative Agent a secretary's certificate setting forth the names of the officers of such Borrower authorized to request Loans on behalf of such Borrower and containing a specimen signature of each such officer. The officers so authorized shall also be authorized to act for such Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on such officer's authority to request such Loan until the Administrative Agent receives written notice to the contrary. In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing or any other document, and, with respect to an oral request for such a Loan, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers authorized to make such request or otherwise to act on behalf of such Borrower. The Administrative Agent and the Lenders shall not incur any liability to such Borrower or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which the Administrative Agent in good faith believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower except in the case of gross negligence or willful misconduct by the Administrative Agent or any Lender as determined in a final judgment by a court of competent jurisdiction.

Section 2.05. Optional Conversion to Exit Facility. In connection with the consummation of a consensual plan of reorganization with respect to the Chapter 11 Cases,

the Borrowers shall have the option to convert the Facility to an exit credit facility, which facility would have substantially similar terms as those provided in this Agreement, including, without limitation, Articles II, III, and IV (except that the terms set forth in Articles VI, VIII, IX, X and XIV would be as agreed between the Agents, the Lenders and the Borrowers in good faith based on circumstances of the Borrowers at the time of the exercise of such option and would include financial covenants as so agreed), would provide Liens on the assets of the Borrowers substantially similar to those provided in the Final Order, and would be for a term up to 364 days following the Effective Date, subject to the approval of each Lender (which may be withheld in its sole and absolute discretion) and the prior payment in full of the Conversion Commitment Fee as provided in Section 4.02. If the Borrowers determine to exercise such option, they shall do so by giving notice to the Administrative Agent at least sixty (60) days prior to such proposed effective date. On or before thirty (30) days prior to such proposed effective date, the Administrative Agent shall notify Falcon, on behalf the Borrowers, of the Lenders' agreement to convert the Facility.

Section 2.06. Priority; Liens. All of the Obligations are secured by Liens on substantially all the assets of the Borrowers and, upon entry of the Interim Order or the Final Order, as applicable, shall be valid and perfected liens on the Collateral, prior to all other Liens thereon other than Permitted Priority Liens and as otherwise provided in the Interim Order. All of the Obligations constitute administrative expenses of the Borrowers in the Chapter 11 Cases with priority under section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject and subordinate only to claims for Carve-Out Expenses. No other claim having a priority superior or pari passu to that granted to or on behalf of the Agents or the Lenders shall be granted or approved while any of the Obligations or the Commitments remain outstanding.

Article III - Payments and Other Compensation

Section 3.01. Prepayments; Reductions in Commitments.

(a) Voluntary Prepayments/Reductions.

(i) The Borrowers may, upon at least two (2) Business Days' prior written notice to the Administrative Agent, at any time and from time to time, prepay the Loans in whole or in part without premium or penalty; provided, however, no such prior notice is required for the automatic daily cash sweep and paydown of the Loans. Any notice of prepayment given to the Administrative Agent under this Section 3.01(a)(i) shall specify the Loans to be prepaid, the date (which shall be a Business Day) of prepayment, and the aggregate principal amount of the prepayment. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice, together with accrued and unpaid interest thereon, shall become due and payable on the prepayment date specified in such notice and such notice shall be irrevocable.

(ii) The Borrowers may, upon at least three (3) Business Days' prior written notice to the Administrative Agent, at any time and from time to time, terminate in whole, or permanently reduce in part, the Commitments. Any partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any notice of termination or reduction given to the Administrative Agent under this Section 3.01(a)(ii) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction of the Commitments is delivered as provided herein, the principal amount of the Loans so reduced, together with accrued and unpaid interest thereon, shall become due and payable on the date specified in such notice to the extent the Revolving Credit Obligations exceed the Commitments after giving effect to such reduction. The payments in respect of reductions and terminations described in this Section 3.01(a)(ii) may be made without premium or penalty. Once reduced the Commitment may not be increased.

(b) Mandatory Prepayments/Reductions.

(i) Immediately upon the Revolving Credit Obligations exceeding the Maximum Revolving Credit Amount, the Borrowers shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to such excess, together with accrued and unpaid interest thereon.

(ii) The Commitments shall be permanently reduced among the Lenders in accordance with their Pro Rata Share by the amount of any Net Cash Proceeds received by the Borrowers from any sale, assignment or other disposition of property or assets of any Borrower after the Petition Date which are outside such Borrower's ordinary course of business and which, together with the aggregate amount of Net Cash Proceeds received from other such dispositions after the Petition Date, are in excess of $500,000 (other than any such Net Cash Proceeds resulting from the sale of excess inventory in an aggregate amount not in excess of $1,000,000).

(iii) The Commitment shall be permanently reduced among the Lenders in accordance with their Pro Rata Share by the amount of any Net Cash Proceeds received by the Borrowers from insurance proceeds or condemnation awards after the Petition Date which, together with the aggregate amount of Net Cash Proceeds received from other such insurance claims and condemnation awards after the Petition Date, are in excess of $100,000; provided, however, the Borrower shall have the option not to reduce the Commitments under this subsection if such Net Cash Proceeds are to be applied to the costs of repairs, replacement or restoration of the asset that is the subject of the loss, destruction, or taking by condemnation, so long as (A) no Default or Event of Default shall have occurred and be continuing, (B) Falcon, on behalf of the Borrowers, shall have given the Administrative Agent and the Collateral Agent prior written notice of the intention to apply such cash proceeds to the costs of repairs, replacement or restoration of the asset which is the subject of the loss, destruction, or taking by condemnation, which notice shall indicate in sufficient detail Falcon's belief, and the basis therefor, that such repairs, replacement or restoration are capable of being, and will be, accomplished prior to the Maturity Date, and (C) Falcon or the applicable Subsidiary commences the permitting process or the construction with respect to such repairs, replacement or restoration within 45 days after receiving such cash proceeds and completes such repairs, replacements or restoration at the same location that the loss, destruction or taking occurred prior to the Maturity Date.

(c) Nothing in Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction which is not expressly permitted by Article IX.

(d) Cumulative Prepayments. Except as otherwise expressly provided in this Section 3.01, mandatory prepayments and Commitment reductions with respect to any subsection of this Section 3.01 are in addition to payments made or required to be made under any other subsection of this Section 3.01.

Section 3.02. Payments.

(a) Manner and Time of Payment. All payments of principal and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or the Lenders shall be made without condition or reservation of right, in immediately available funds, deposited to the Administrative Agent Account not later than 1:00 p.m. (New York time) on the date due (and shall be deemed received on the following Business Day if received later than such time). Thereafter, payments received by the Administrative Agent for the account of the Lenders shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 3.02(c) on the date received, if received prior to 1:00 p.m., and on the next succeeding Business Day if received thereafter, by the Administrative Agent. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) Except as provided in Section 2.01 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to each purchasing Lender the purchase price to the extent of such recovery. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(c) Apportionment of Payments.

(i) Subject to the provisions of Section 3.02(c)(ii) and (iii), all payments of principal and interest in respect of outstanding Loans and all payments of fees (other than as set forth in Section 4.01) and all other payments in respect of any other Obligation shall be allocated among the Lenders in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment at the time when such payment is made. All such payments and any other proceeds of Collateral or other amounts received by the Administrative Agent from or on behalf of a Borrower or any of its Subsidiaries shall be promptly applied first, to pay principal of and interest on any portion of the Loans made to the Borrowers that the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; and second, to pay all other Obligations of the Borrowers then due and payable.

(ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 11.01, apply all payments in respect of any Obligations and all proceeds of Collateral to the Obligations in the following order:

(A) first, to pay interest on and the principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

(B) second, to pay Obligations in respect of any expense reimbursements, indemnities or other liabilities then due to the Administrative Agent or the Collateral Agent;

(C) third, to pay Obligations in respect of any fees then due to the Agents and the Lenders;

(D) fourth, to pay interest due in respect of the Loans;

(E) fifth, to pay the outstanding principal of the Loans;

(F) sixth, to the ratable payment of all other Obligations; and

(G) seventh, so long as the Commitments shall have terminated or been reduced to zero, to Falcon, on behalf of the Borrowers, to be distributed to the Borrowers as agreed among the Borrowers;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (F), the available funds being applied with respect to any such Obligations referred to in any one of such clauses shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent's, Collateral Agent's and each Lender's interest in the aggregate outstanding Obligations described in such clauses.

(iii) If any Lender fails to fund its Pro Rata Share of any Borrowing requested by the Borrowers under which such Lender is obligated to fund under the terms hereof (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), excluding any such Lender who has delivered to the Administrative Agent written notice that one or more of the conditions precedent contained in Section 5.02 shall not on the date of such request be satisfied and until such conditions are satisfied, then until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrowers and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms hereof shall be advanced to the Borrowers by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything contained herein to the contrary:

(A) the foregoing provisions of this Section 3.02(b)(iii) shall apply only with respect to the proceeds of payments of Obligations;

(B) a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrowers, whether made by such Lender itself or by operation of the terms of this Section 3.02(c)(iv), and whether or not the Non Pro Rata Loan with respect thereto has been repaid;

(C) amounts advanced to the Borrowers to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest from and after the date made available to the Borrowers at the rate applicable to the other Loans comprising such Borrowing and shall be treated as Loans comprising such Borrowing for all purposes herein;

(D) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the

Borrowers as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Loans shall be applied first, ratably to all Loans constituting Non Pro Rata Loans; second, ratably to the Loans other than those constituting Non Pro Rata Loans or Cure Loans; and, third, ratably to the Loans constituting Cure Loans; and

(E) no Lender shall be relieved of any obligation such Lender may have to the Borrowers under the terms of this Agreement as a result of the provisions of this Section 3.02(c)(iv).

Section 3.03. Taxes.

(a) Payment of Taxes. Any and all payments by the Borrowers hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Agent and each Lender, respectively, taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it, in each case by (i) the United States except withholding taxes contemplated pursuant to Section 3.03(e)(ii)(C), (ii) the Governmental Authority of the jurisdiction in which such Lender's principal office is located or (iii) the Governmental Authority in which such Person is organized, in each case including all political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Agent or Lender, (x) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.03) such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (y) the Borrowers shall make such withholdings or deductions, and (z) the Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrowers shall not be required to increase any such amounts payable to any Agent or any Lender with respect to any Taxes or Other Taxes (i) that are attributable to such Agent's or such Lender's failure to comply with the requirements of Section 3.03(e) and (ii) that are United States withholding taxes imposed on amounts payable to such Agent or such Lender at the time such Agent or such Lender becomes a party to this Agreement, except to the extent that such Agent's or such Lender's assignor (if any) was or would have been entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Tax pursuant to this Section 3.03(a).

(b) Other Taxes. In addition, each Borrower agrees, jointly and severally, to pay any present or future stamp, value-added or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to (i) any payment made under any Loan Document or (ii) the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as "Other Taxes").

(c) Indemnification. The Borrowers shall, jointly and severally, indemnify each Lender and each Agent who has fully complied with the requirements of Section 3.03(e) against, and reimburse each, within twenty (20) days of a receipt of written demand for, the full amount of all Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or such Agent (as the case may be) or any Affiliate of such Lender or Agent and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or lawfully payable. A certificate as to any amount payable to any Person under this Section 3.03 submitted by such Person to the Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(d) Receipts. Within thirty (30) days after a request from the Administrative Agent, the Borrowers will furnish to the Administrative Agent, the original or a certified copy of a receipt, if available, or other reasonably available documentation satisfactory to the Administrative Agent evidencing payment of such Taxes or Other Taxes. The Borrowers will furnish to the Administrative Agent upon the Administrative Agent's request from time to time an Officer's Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

(e) Foreign Lender Certifications.

(i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to Falcon on behalf of the Borrowers and the Administrative Agent on the date on which such Lender becomes a Lender pursuant to Section 14.07 hereof a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8BEN (or any successor or substitute form or forms)) or (II) under Sections 1441 or 1442 of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8ECI (or any successor or substitute form or forms).

(ii) Each such Lender further agrees to deliver to Falcon, on behalf of itself and its Subsidiaries, and the Administrative Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by such

Lender pursuant to this Section 3.03(e). Each certificate required to be delivered pursuant to this Section 3.03(e)(ii) shall certify as to one of the following:

(A) that such Lender can receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

(B) that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.03(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers;

(C) that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the date on which a Lender became a Lender pursuant to Section 14.07 and that it is not capable of recovering the full amount of the same from a source other than the Borrowers; or

(D) that such Lender is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the date on which a Lender became a Lender pursuant to Section 14.07.

(f) If any Agent or any Lender receives a refund in respect of any amounts paid by the Borrowers pursuant to this Section 3.03, which refund in the sole discretion of such Person is allocable to such payment, it shall notify Falcon, on behalf of itself and the other Borrowers, of such refund and shall pay the amount of such refund to the Borrowers, together with all interest received by such Person on such amount.

Section 3.04. Increased Capital. If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority exercising jurisdiction, power or control over any Lender (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans or other advances made hereunder or the existence of any Lender's obligation to make the Loans, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), each Borrower agrees to pay to the Administrative Agent for the account of such Lender within 10 Business Days of written demand therefor, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor. Such demand shall be accompanied by a statement certifying in reasonable detail as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, in the absence of manifest error.

Article IV - Interest and Fees

Section 4.01. Interest on the Loans and Other Obligations.

(a) Rate of Interest. All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(c), at a rate equal to the Applicable Interest Rate.

(b) Interest Payments.

(i) Interest accrued on each Loan shall be payable in cash in arrears in Dollars (A) on the first Business Day of each calendar month for the preceding calendar month, commencing on the first such day following the making of such Loan and (B) if not theretofore paid in full, on the Maturity Date. Interest accrued at the Default Rate will be payable on demand.

(ii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears in Dollars on demand.

(c) Default Rate. Notwithstanding the rate of interest specified in Section 4.01(a), and to the extent permitted by applicable law, effective immediately upon the occurrence of any Event of Default but only for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and of all other Obligations shall bear interest at a rate which is two percent (2.0%) per annum in excess of the Applicable Interest Rate in effect from time to time (the "Default Rate").

(d) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on the Loan.

Section 4.02. Fees.

(a) Agent's Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent a monthly administrative and collateral agency fee in the amount $15,000 per month, which shall be payable in advance to the Administrative Agent on (1) the Closing Date and (2) the first Business Day of each calendar month for such calendar month.

(b) Commitment Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a commitment fee payable as follows: $467,000 on the date of the entry of an Interim Order; and $360,000 on the earlier of the date of (i) the entry of the Final Order and (ii) payment in full of the Fleet Debt.

(c) Unused Commitment Fee. The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing at the rate equal to one percent (1.0%) per annum on the daily average amount by which the Commitments exceed the Revolving Credit Obligations during the period commencing on the Closing Date and ending on the Commitment Termination Date, such fee being payable monthly in arrears on (1) the first Business Day of each calendar month for the preceding calendar month and (2) if not theretofore paid in full, on the Maturity Date.

(d) Termination; Conversion. The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, additional compensation, equal to one percent (1.0%) of the Total Facility on the Commitment Termination Date ("Termination Amount"). The Borrowers further agree, jointly and severally, to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Conversion Commitment Fee"), equal to two percent (2.0%) of the Total Facility under this Agreement less the amount of the Termination Amount actually paid. The Conversion Commitment Fee shall be payable no later than the effective date of any exit credit facility entered into pursuant to Section 2.05 and only if such exit credit facility is entered into.

(e) Calculation and Payment of Fees. All of the above fees that are based on a per annum rate shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations. All fees payable hereunder shall be fully earned and nonrefundable when paid. All fees specified or referred to herein due to the Administrative Agent or any Lender, including those referred to in this Section 4.02, shall bear interest, if not paid when due, at the interest rate for Loans in accordance with Section 4.01(c), shall constitute Obligations and shall be secured by the Collateral. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, charge the Loan Account with the amount of the fees or charges due under this Section 4.02.

Article V - Conditions to Loans

Section 5.01. Conditions Precedent to the Initial Loans. The effectiveness of this Agreement and the obligation of each Lender on the Closing Date to make its initial Loan requested to be made by it on the Closing Date shall be subject to the satisfaction of all of the following conditions precedent:

(a) Documents. The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the Closing Date all of the following:

(i) This Agreement, the Notes and all other agreements, instruments, opinions, certificates and other documents relating to the Loans, required to be delivered on the Closing Date (including, without limitation, a pay-off letter executed by Falcon and the Former Agent, which provides, inter alia, pay-off figures for the Fleet Debt and a release of all Liens, other than those Liens referenced in such pay-off letter which shall survive as referenced in such pay-off letter in favor of the lenders and agents under the Fleet Credit Agreement upon payment in full of the Fleet Debt) each duly executed where appropriate and in form and substance satisfactory to the Lenders and the Administrative Agent in their sole discretion and in sufficient copies for each of the Lenders;

(ii) A copy of the initial Approved Budget; and

(iii) Such additional documentation as the Administrative Agent and the Lenders may request.

(b) Certain Information. The Administrative Agent shall have received complete and accurate information from the Borrowers with respect to the state of organization, and the name and the location of the principal place of business and chief executive office for each Borrower and each Subsidiary of such Borrower.

(c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the ability of any Borrower and its respective Subsidiaries to perform their respective obligations hereunder and under each Loan Document, (B) the making of the Loans on the Closing Date or (C) the consummation of the transactions contemplated hereby or contemplated under the other Loan Documents or (ii) would reasonably be expected to result in a Material Adverse Change.

(d) No Change in Condition. No Material Adverse Change shall have occurred since January 28, 2005.

(e) No Default. No Event of Default shall have occurred and be continuing or would result from the making of the Loans requested to be made on the Closing Date.

(f) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all respects on and as of the Closing Date, both before and immediately after giving effect to the making of the Loans.

(g) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for its account, the account of the Collateral Agent and the respective accounts of the Lenders, all fees and expenses (including the reasonable legal fees and expenses of counsel to the Agents and the Lenders) due and payable on or before the Closing Date.

(h) Consents, Etc. The Borrowers shall have obtained all consents and approvals of any Governmental Authority as may be necessary to allow the Borrowers (A) to execute, deliver and perform their respective obligations hereunder, under the other Loan Documents to which each of them is or shall be a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, and (B) to commence the Chapter 11 Cases, all such consents and approvals to remain in full force and effect on the Closing Date.

(i) Closing Date. The Closing Date shall have occurred on or before February 9, 2005.

(j) Bankruptcy Court Motions and Documents; Interim Order. All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Loans (including, without limitation, the Interim Order) shall be in form and substance satisfactory to the Administrative Agent in its sole discretion. The Bankruptcy Court shall have entered an Interim Order, in form and substance satisfactory to the Administrative Agent in its sole discretion, which order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent (which consent may be withheld by the Administrative Agent in its sole discretion), (i) authorizing and approving the Loan Documents and the transactions contemplated thereby, including, without limitation, the granting of the super-priority status, security interests and liens, the payment of all fees and other amounts referred to herein or therein, and the payment in full of the Fleet Debt, and (ii) lifting the automatic stay to permit the Borrowers that are debtors under the Bankruptcy Code to perform their obligations under the Loan Documents and the Lenders to exercise their rights and remedies with respect to the Loans, provided that such Interim Order may provide that the Administrative Agent shall provide Falcon with five (5) Business Days prior written notice before exercising such rights and remedies.

(k) Cash Collateral. The Borrowers shall have established the lockbox arrangements and a cash collection system in form and substance satisfactory to the Collateral Agent in its sole discretion, including the arrangements with respect to the Disbursement Account, and shall have entered into the Blocked Account Agreement.

(l) Fleet Debt. The Lenders shall have confirmed that the Fleet Debt is not greater than $25,000,000.

(m) Evidence of Insurance. The Borrower shall have provided evidence of insurance satisfactory to the Administrative Agent in its sole discretion.

Section 5.02. Conditions Precedent to All Loans. The effectiveness of this Agreement, and the obligation of each Lender to make any Loan requested to be made by it on any Funding Date on or after the Closing Date is subject to the satisfaction of each of the following conditions precedent as of each such date:

(a) Representations and Warranties. As of such date (except where such representation and warranty expressly relates to a specific date, in which case, as of such specified date), both before and after giving effect to the Loans to be made on such date, all of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all respects except, in the case of each Loan other than the initial Loans made hereunder, where the reason for any such representation or warranty (other than the Non-Qualified Representations) not being true and complete in all respects has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change (and, for purposes of making any such determination, any qualification contained in any such representation or warranty based on Material Adverse Change or other concept of materiality, and any qualification based on a threshold Dollar amount, shall be ignored and given no effect so as to avoid a redundancy in materiality qualifications with respect to any such representation or warranty).

(b) No Defaults. As of such date, no Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan.

(c) No Change in Condition. No Material Adverse Change shall have occurred.

(d) Final Order. With respect to any Loan requested to be made on or after the day that is 30 days after entry of the Interim Order, the Bankruptcy Court shall have entered the Final Order, which order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent (which consent may be withheld by the Administrative Agent in its sole discretion).

(e) Reorganization Milestones. The Lenders and the Administrative Agent shall have received milestone projections for the Borrowers' plan of reorganization, in form and substance satisfactory to the Administrative Agent in its sole discretion, setting forth milestone completion dates for, among other things, (i) the filing of such plan of reorganization and disclosure statement, (ii) the approval by the Bankruptcy Court of the disclosure statement, (iii) the commencement of solicitation of approval by the required creditors and interest holders of such plan of reorganization, (iv) the approval of such plan of reorganization by the votes required for a confirmation of such plan of reorganization, (v) the confirmation of such plan of reorganization by the Bankruptcy Court, and (vi) the effectiveness of such plan of reorganization plan, with such effectiveness to be no later than the first anniversary of the Closing Date.

(f) Notice of Borrowing; Borrowing Base Certificate. The Borrowers shall have complied with the requirements of Section 2.01(b).

Each request by the Borrowers, or any of them, for a Loan, each submission by the Borrowers, or any of them, of a Notice of Borrowing and, each acceptance by the Borrowers, or any of them, of the proceeds of each Loan made hereunder, shall constitute a representation and warranty by the Borrowers as of the Funding Date in respect of such Loan that all conditions set forth in this Section 5.02 have been satisfied.

Article VI - Representations and Warranties

Section 6.01. General Representations and Warranties. In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans hereunder, each Borrower warrants, represents and covenants to the Administrative Agent and each Lender, on a joint and several basis, that:

(a) Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in (a) as of the date hereof, each state or jurisdiction listed on Schedule 6.01(a) hereto and (b) all States and jurisdictions in which the failure of such Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to result in a Material Adverse Change.

(b) Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of such Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of such Borrower (other than any such consents or approvals which have been obtained); (ii) contravene such Borrower's or any of its Subsidiaries' Governing Documents; (iii) violate, or cause such Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, the violation of which has resulted in, or could reasonably be expected to result in, a Material Adverse Change; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which has resulted in, or could reasonably be expected to result in, a Material Adverse Change; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by such Borrower or any of its Subsidiaries.

(c) Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party hereto or thereto, enforceable against it in accordance with its respective terms.

(d) Capital Structure. Schedule 6.01(d) hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by such Borrower, (ii) the name of each Borrower's and each of its Subsidiaries' corporate or joint venture Affiliates and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and of each Subsidiary of such Borrower, (iv) the number of authorized, issued and treasury Securities of each Borrower and (v) the number of shares of Voting Stock of each Borrower reserved for issuance upon exercise of warrants, options or other rights to acquire Voting Stock. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien (including any restrictions on the right to vote, sell or otherwise dispose of such Securities) other than Permitted Liens or any preemptive or other similar rights to subscribe for or to purchase any such Securities except as set forth on Schedule 6.01(d). All such Securities have been duly issued and are fully paid and non-assessable.

(e) Names; Organization. As of the date hereof, each Borrower's and each of its Subsidiaries' State(s) or jurisdiction(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Schedule 6.01(e). As of the date hereof, the exact legal name of each Borrower and each of its Subsidiaries is set forth on Schedule 6.01(e).

(f) Business Locations; Administrative Agent for Process. Each Borrower's and each of its Subsidiary's chief executive office, location of books and records and other places of business are as listed on Schedule 6.01(f) hereto, as updated from time to time by Borrowers providing prior written notice to the Administrative Agent of any new location. All tangible Collateral is and will at all times be kept by a Borrower and its Subsidiaries as set forth on Schedule 6.01(f). Except as shown on Schedule 6.01(f), as of the date hereof, no Inventory is stored with a bailee, processor, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person. At no time is Inventory of Borrowers and the Subsidiaries with an aggregate value in excess of $1,000,000 located with third party processors.

(g) Title to Properties. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens.

(h) Accounts. With respect to each of each Borrower's Accounts arising in the ordinary course of business from the sale of goods or the rendition of services (other than Accounts for which adequate reserves have been established in accordance with GAAP), unless otherwise disclosed to the Administrative Agent in writing:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by such Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Administrative Agent;

(iv) To the best of such Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to the Administrative Agent with respect thereto; and

(v) To the best of such Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and to the best of such Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

(i) Equipment. The Equipment of each Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain such Equipment has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change. Neither any Borrower nor any of its Domestic Subsidiaries will permit after the date hereof any material Equipment to become affixed to any real Property leased to any Borrower or any of its Domestic Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to the Administrative Agent, and no Borrower will permit any of the Equipment of any Borrower or any of its Domestic Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of the Administrative Agent.

(j) Financial Statements; Fiscal Year. (i) The Consolidated and consolidating (showing all Borrowers and Domestic Subsidiaries as a Consolidated entity and the Foreign Subsidiaries on a consolidating basis) audited balance sheets of Borrowers and the Subsidiaries (including the accounts of all Subsidiaries of Borrowers and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of October 31, 2004 and (ii) the unaudited restated financial statements of Borrowers and the Subsidiaries for the three years ending October 31, 2004, on a Consolidated basis, when delivered to the Administrative Agent in accordance with requirements of Section 8.03, will each have been prepared in accordance with GAAP, and each will present fairly in all material respects the financial positions of Borrowers and such Persons, taken as a whole, at such dates and the results of Borrowers' and such Person's operations, taken as a whole, for such periods. As of the date hereof, the fiscal year of Falcon and each of its Subsidiaries ends on the Saturday closest to October 31st of each year.

(k) Full Disclosure. After due inquiry of the directors, officers and employees of Borrowers having knowledge of the matters represented, warranted or stated herein, neither this Agreement nor any other Loan Document, nor any certificate, report, questionnaire (including, without limitation any management questionnaire), statement (including the financial statements referred to in Section 6.01(j)) or document furnished by or on behalf of any Borrower or Subsidiary of any Borrower (including, without limitation, all statements and materials prepared or furnished to the Administrative Agent or any Lender in connection with its due diligence inquiries, including all materials delivered in response to any due diligence request), nor any representation or warranty contained in any of the foregoing, whether included in any materials provided to the Administrative Agent or any Lender prior to the date hereof or included in this Agreement or any other Loan Document or in any other document or instrument delivered at any time on or prior to the Closing Date, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading; provided that no statement or document delivered prior to the date of this Agreement shall be the basis for any claim or breach under this Section 6.01(k) if such statement or document was clearly updated by the representations and warranties contained in this Agreement. There are not facts or circumstances existing which have resulted in, or could reasonably be expected to result in, a Material Adverse Change, either individually or in the aggregate.

(l) Reserved.

(m) Surety Obligations. Except as set forth on Schedule 6.01(m), as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

(n) Taxes. As of the date hereof, the federal tax identification number of each Borrower and Domestic Subsidiary of each Borrower is shown on Schedule 6.01(n) hereto. Each Borrower and each of its Subsidiaries has filed all federal or other national, state and local tax returns and other reports relating to taxes it is required by law to file, other than returns and reports, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor, other than any such returns, reports and taxes the failure of which to file or pay has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

(o) Brokers. Except as shown on Schedule 6.01(o) hereto, there are no claims for brokerage commissions, finder's fees or investment banking fees payable by Borrowers in connection with the transactions contemplated by this Agreement, the Fleet Credit Agreement or any prior transaction whether consummated or not.

(p) Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to result in a Material Adverse Change. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and other similar rights as of the date hereof are listed on Schedule 6.01(p) hereto. As of the date hereof, no claim has been asserted to any Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of each Borrower and except as set forth on Schedule 6.01(p) hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower's or any of its Subsidiaries' Intellectual Property. Except as set forth on Schedule 6.01(p), each Borrower's and each of its Subsidiary's (i) material United States trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by any Borrower or any of its Domestic Subsidiaries to the Administrative Agent, or any other Person designated by the Administrative Agent, of all of such Borrower's or such Domestic Subsidiary's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by such Borrower or such Domestic Subsidiary, or the Administrative Agent or their assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than six (6) months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Document, including without limitation, the exercise by the Administrative Agent of any of its rights or remedies under Article XI, will not result in the termination or impairment of Borrower's or any Subsidiary's ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change. Except as listed on Schedule 6.01(p) and except as could not reasonably be expected to result in a Material Adverse Change, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of each Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

(q) Governmental and Third Party Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental and (as applicable) third party Consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change. Except for the Consents that have already been obtained or made, if any, no Borrower or Subsidiary is required to obtain any material consent from, or is required to make any declaration or filing with, any governmental authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other Loan Document, or for the purpose of maintaining in full force and effect any Operating Licenses. Each of the Consents which have been obtained or made, if any, in connection with the execution, delivery and performance of this Agreement or any other Loan Document is in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such Consent may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

(r) Compliance with Laws; Operating Licenses. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance that has not resulted in, and not could reasonably be expected to result in, a Material Adverse Change, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended. Schedule 6.01(r) sets forth a true, correct and complete list of all material Operating Licenses held by the Borrowers and their Subsidiaries in connection with the ownership of its or their assets or the conduct of its or their businesses (which Schedule 6.01(r) shall set forth, with respect to each material Operating License, its name, the issuing Person, the date it was issued and the date of expiration), and such Operating Licenses constitute all of the material Operating Licenses required under applicable laws to own their respective assets or conduct their respective businesses as now conducted and as proposed to be conducted. All of the material Operating Licenses obtained by the Borrowers and their Subsidiaries are validly issued and in full force and effect, and the Borrowers and their Subsidiaries have fulfilled and performed in all material respects their obligations with respect thereto and have full power and authority to operate thereunder. Except as set forth on Schedule

6.01(r), no Borrower or Subsidiary is aware of any law, rule, regulation, decree, order or position issued, enacted or published by any governmental authority to the effect that the business of the Borrowers and their Subsidiaries or any aspect thereof is unlawful or is being or will be challenged.

(s) Restrictions. After giving effect to the Interim Order (or, if applicable, the Final Order), neither any Borrower nor any of its Subsidiaries is a party to or subject to any contract or agreement which prohibits the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.

(t) Litigation. Except as set forth on Schedule 6.01(t) hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of each Borrower, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries which, singly or in the aggregate, have resulted in, or could reasonably be expected to result in, a Material Adverse Change. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, have resulted in, or could reasonably be expected to result in, a Material Adverse Change.

(u) No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default under this Agreement.

(v) Personal Property Leases. Schedule 6.01(v) hereto is a complete listing of all capitalized and operating personal property leases of each Borrower and its Subsidiaries as of the date hereof. Other than leases that have been rejected pursuant to the Bankruptcy Code, each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

(w) Pension Plans. For purposes of this Section 6.01(w), the term "Company" shall include all Borrowers, the Domestic Subsidiaries and any Person that is aggregated with the Borrowers and the Domestic Subsidiaries under Section 414(b), (c), (m), or (o) of the Internal Revenue Code. However, this Section 6.01(w) will not apply to any Multiemployer Plan, except as expressly referred to herein.

(i) Schedule 6.01(w) sets forth a true, correct and complete list of:

(A) Each termination or severance agreement involving (A) any Company, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding $50,000, on the other hand or (B) total payments in excess of $50,000;

(B) All employee benefit plans, as defined in ERISA Section 3(3); and

(C) All other profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, deferred compensation, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, group or individual health, dental, medical, life insurance, survivor benefit or similar plan, policy or arrangement, whether formal or informal, written or oral;

(D) in each case maintained or contributed to by any Company for the benefit of its current or former directors, employees or other service providers and/or their beneficiaries. All of these types of arrangements shall be collectively referred to as "Plans". An arrangement will not fail to be a Plan simply because it only covers one individual, or because the obligations of a Company under the plan arise by reason of its being a "successor employer" under applicable laws. Furthermore, a Voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Internal Revenue Code will be considered a Plan for this purpose.

(ii) To the extent requested by the Administrative Agent, the Borrowers have delivered to the Administrative Agent a true and complete copy of the following documents, to the extent that they are applicable:

(A) Each Plan and any related funding agreements (e.g., trust agreements, custodial agreements or insurance contracts), including all amendments (and Schedule 6.01(w) includes a description of any such amendment that is not in writing);

(B) The current summary plan description and all subsequent summaries of material modifications of each Plan;

(C) The most recent Internal Revenue Service determination letter or opinion letter for each Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Internal Revenue Code, which letter reflects all amendments that have been made to the plan (except as set forth in Schedule 6.01(w)) and any other governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials specific to each Plan;

(D) The annual reports (including all applicable Schedules and the opinions of the independent accountants), actuarial reports or disclosure materials submitted to any governmental agency in the current or any of the two preceding plan years; and

(E) any services agreement.

(iii) All costs of administering and contributions required to be made to each Plan under the terms of that Plan, ERISA, the Internal Revenue Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, except as set forth on Schedule 6.01(w). All other amounts that should be accrued to date as liabilities of the Company under or with respect to each Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Plan have been recorded on the books of the Company. There will be no liability of the Company (i) with respect to any Plan that has previously been terminated, or (ii) under any insurance policy or similar arrangement procured in connection with any Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing Date.

(iv) Each Plan has been operated at all times in accordance with its terms, and complies currently in all material respects, and has complied in the past in all material respects, both in form and in operation, with all applicable laws, including ERISA and the Internal Revenue Code, except as set forth on Schedule 6.01(w). Except as set forth on Schedule 6.01(w), the Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code, and nothing has occurred (either before or after the date of the letter) which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(v) The Company does not maintain any Plan that provides (or will provide) medical or death benefits following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The Company has complied in all material respects with the continuation coverage requirements of COBRA.

(vi) There are no investigations, proceedings, lawsuits or claims pending (other than claims pending in the ordinary course of the administration of a Plan) or, to the best knowledge of the Company, threatened relating to any Plan and to the best knowledge of the Company there is no basis for any such investigation, proceeding, lawsuit or claim, except as set forth on Schedule 6.01(w).

(vii) No Company has any intention or commitment, whether legally binding or not, to create any additional Plan, or to modify any existing

Plan so as to increase benefits to participants or the cost of maintaining the Plan. The benefits under all Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to the Administrative Agent except in the ordinary course of business and consistent with competitive business standards. No statement, either oral or written, has been made by a Company (or any Administrative Agent of a Company) to any Person regarding any Plan that did not accurately reflect the terms and operations of such Plan. Company has not undertaken to maintain any Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

(viii) None of the persons performing services for a Company is improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

(ix) None of the Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Internal Revenue Code), either (A) solely as a result of the consummation of the transactions contemplated by this Agreement or (B) as a result of the consummation of the transactions contemplated by this Agreement and any actions taken by the Lenders after the Closing Date. Furthermore, the consummation of the transactions contemplated by this Agreement will not require the funding (whether formal or informal) of the benefits under any Plan (e.g., contributions to a "rabbi trust").

(x) None of the assets of any Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

(xi) No Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

(xii) No Plan is a Multiemployer Plan.

(xiii) In the case of each Plan that is subject to the Internal Revenue Code Section 412, there is no accumulated funding deficiency (within the meaning of the Internal Revenue Code Section 4971), whether or not such deficiency has been waived, except as set forth on Schedule 6.01(w).

(xiv) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation or any Multiemployer Plan has been incurred by Company or any Affiliate thereof (other than insurance premiums satisfied in due course), except as set forth on Schedule 6.01(w).

(xv) No Termination Event has occurred nor has any other event occurred that may result in such a Termination Event. For purposes of the foregoing, "Termination Event" means (1) any Reportable Event with respect to any Plan; (2) any event that could cause Company to incur liability under Sections 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 of the Internal Revenue Code; (3) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (4) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; or (5) any other event or condition which could constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, except as set forth on Schedule 6.01(w).

(xvi) Neither any Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject a Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(xvii) Neither any Borrower nor any of its Subsidiaries is a "party in interest" within the meaning of Section 3(14) of ERISA, as amended, with respect to either the General Motors Welfare Benefit Trust or any employee benefit plan having an interest therein.

(x) Reserved.

(y) Labor Relations. Except as described on Schedule 6.01(y) hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Subsidiaries employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that have not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

(z) Common Enterprise. Borrowers are engaged in the businesses of the manufacturing of furniture for the commercial market, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole. Borrowers have requested the Lenders to make credit available hereunder for the purposes set forth herein and generally for the purposes of financing the operations of Borrowers. Each Borrower and each Subsidiary of each Borrower expects to derive benefit (and the Board of Directors of each Borrower and each Subsidiary of each Borrower has determined that such Borrower or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each Subsidiary of each Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver the Loan Documents to which it is a party, Administrative Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

(aa) Reserved.

(bb) Reserved.

(cc) Reserved.

(dd) Absence of Certain Changes. Except as set forth on Schedule 6.01(dd), and as contemplated as part of the transactions evidenced by this Agreement, since January 28, 2005, there has not been, and there is no agreement, commitment or obligation to do, any of the following:

(i) Any transaction involving any Borrower or Subsidiary not in the ordinary course of business, including, without limitation, any sale of any assets or properties (other than Inventory in the ordinary course of business);

(ii) Any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the Capital Stock of Falcon, or any redemption, purchase or other acquisition of Securities of any Borrower or Subsidiary, or any payment to any equity holder of Falcon not in his, her or its capacity as an equity holder;

(iii) Any damage, destruction or loss over $50,000 in value, whether or not covered by insurance, to any material assets or properties of any Borrower or any Subsidiary;

(iv) Any Material Adverse Change;

(v) Any loan or advance made by any Borrower or Subsidiary to any Person, except (1) intercompany loans permitted under Section 9.02(e) and (f) and (2) normal travel advances or other reasonable business expense advances made in the ordinary course of business to its own employees;

(vi) Any Indebtedness for Money Borrowed incurred by any Borrower or Subsidiary or any commitment to incur Indebtedness for Money Borrowed entered into by any Borrower or Subsidiary (other than as contemplated by this Agreement);

(vii) Any Capital Expenditures or commitments to make Capital Expenditures in excess of the amount reflected in the Approved Budget;

(viii) The formation or creation of any direct or indirect Subsidiary of any Borrower or Subsidiary, or the disposition of the capital stock or assets of any Borrower or Subsidiary;

(ix) Any payment, satisfaction, discharge or cancellation of any debts or claims of any Borrower or Subsidiary in excess of $50,000 other than in the ordinary course of business consistent with past practices or pursuant to an order of the Bankruptcy Court;

(x) Any change in the Contingent Obligations of any Borrower or Subsidiary, by way of guarantee or otherwise;

(xi) Any resignation by, or termination of the employment of, any director or officer of any Borrower or Subsidiary;

(xii) Any Investment by any Borrower or Subsidiary in the capital stock of any Person;

(xiii) Any payment of management, consulting or similar fees by any Borrower or Subsidiary to any of its Affiliates (other than salaries paid in the ordinary course of business to any such Affiliates who are executive officers of any of the Borrowers) in excess of $50,000;

(xiv) Any alteration or change in any Borrower's or Subsidiary's credit guidelines and policies, charge off policies or accounting methods, quality control procedures or policies or manner of preparing its financial statements or maintaining its books of account;

(xv) Any increase in, or commitment to increase, the salaries, wages, bonuses or other compensation payable or to become payable to any officer or other employee of any Borrower or Subsidiary, other than increases in salaries and wages in the ordinary course of business consistent with past practices;

(xvi) Any settlement of any litigation, entry of a consent decree or entry of any judgment against any Borrower or Subsidiary with a value of $50,000 or more; or

(xvii) The occurrence of any other event or the development of any other condition which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

(ee) Reserved.

(ff) Transactions with Affiliates. Except as set forth on Schedule 6.01(ff), there is no Indebtedness owing by any Borrower or Subsidiary or any of their Affiliates to any other Borrower or Subsidiary or any of their respective Affiliates. Except as set forth on Schedule 6.01(ff), immediately following the Closing Date:

(i) no Borrower or Subsidiary will be indebted, directly or indirectly, to any of its own officers, directors, managers, members, partners, shareholders or employees, or the officers, directors, managers, members, partners, shareholders or employees of its Affiliates, or to any members of the immediate families of such officers, directors, managers, members, partners, shareholders or employees except for, in the case of employees, compensation payable in the ordinary course of business and reasonable travel advances accrued in the ordinary course of business consistent with past practices;

(ii) no officer, director, manager, member, partner, shareholder or employee of any Borrower or Subsidiary, and no members of their immediate families, will (A) be indebted to any Borrower or Subsidiary in any amount whatsoever or (B) have any direct or indirect ownership interests in any Person which competes, directly or indirectly, with any Borrower or Subsidiary, other than the ownership of less than two percent of any class of publicly-traded securities; and

(iii) there are no voting or similar agreements between or among the partners or members of any Borrower or Subsidiary.

(iv) except for the matters set forth on Schedule 6.01(ff), no officer, director, manager, member, partner, shareholder or employee of any Borrower or Subsidiary, and no member, or Affiliate of a member, or the immediate families of any of the foregoing, has any direct or indirect interest in any contract (including, without limitation, franchise agreements, development agreements and supply agreements (whether oral or written)), commitment, license, agreement, obligation or arrangement to which any Borrower or Subsidiary is a party.

(v) no Borrower or Subsidiary is a party to any agreement relating to the voting or disposition of the capital stock of any other Borrower or any Subsidiary.

(vi) since January 28, 2005, except as disclosed on Schedule 6.01(ff), no shareholder, employee, officer, director, member, manager, partner or Affiliate of any Borrower or Subsidiary, and no member, or Affiliate of a member, of the immediate family of any such Person, has engaged in any transaction or relationship with any Borrower or Subsidiary (other than with respect to compensation payable to its employees and reasonable travel advances accrued in the ordinary course of business).

(vii) no Borrower or Subsidiary has any outstanding loan or advance of funds to any of its or their Affiliates' officers, directors, employees, members, managers, partners or shareholders, or to any member of the immediate families of any of the foregoing.

(gg) Investment Company Act. No Borrower or Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

(hh) Governmental Regulation. No Borrower or Subsidiary is (i) a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) subject to regulations under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

(ii) Real Property. Schedule 6.01(ii) sets forth a true, correct and complete list of all real Property in which any Borrower or Domestic Subsidiary owns or holds a fee interest, which list includes, as to each parcel of such real Property, the legal owner, its common name, a legal description and the name of any mortgagee or trustee thereof. Schedule 6.01(ii) sets forth a true, correct and complete list of all real Property leases, subleases or licenses pursuant to which any Borrower or Domestic Subsidiary is a lessor, lessee, sublessor, sublessee, licensor or licensee, in each case as amended through the date hereof, which list includes the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Borrower or Domestic Subsidiary has guarantied the obligations of any other Person, the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use). To the extent requested by the Administrative Agent, the Borrowers and Domestic Subsidiaries have delivered to the Administrative Agent true, correct and complete copies of each such lease, sublease or license. The real Property interests described or listed on Schedule 6.01(ii) constitute all of the interests in real Property owned, leased or otherwise held for use by any Borrower or Domestic Subsidiary. Upon entry of the Interim Order, no consent of any party to any lease, sublease, license or mortgage is required in connection with the consummation of the transactions contemplated by this Agreement or the other Loan Documents, and no such event shall be prohibited by, or shall constitute a default under, any such lease, sublease, license or mortgage. With respect to each such lease, sublease and license, except as set forth on Schedule 6.01(ii):

(i) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or license; and

(ii) no Borrower or Domestic Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest therein.

(jj) Environmental Matters. Except as set forth in Schedule 6.01(jj):

(i) Each Borrower and Domestic Subsidiary and each Site is in compliance with all, and no Borrower or Domestic Subsidiary has any liability under, any Environmental Laws, and no Hazardous Materials are being used by any Borrower or Domestic Subsidiary on any real Property in violation of Environmental Laws.

(ii) There are no present or past material Environmental Conditions in any way relating to any Borrower or Domestic Subsidiary, any Site or the business or operations of any Borrower or Domestic Subsidiary.

(iii) Schedule 6.01(jj) sets forth a true, correct and complete list of all environmental site assessments, audits, studies or reports relating to any Environmental Condition or relating to the property, business, condition or operations of all Borrowers and Domestic Subsidiaries. To the extent requested by the Administrative Agent, the Borrowers have delivered to the Administrative Agent true, correct and complete copies of all such environmental site assessments, audits, studies or reports.

(iv) No Borrower or Subsidiary has received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (i) any Release directly or indirectly by any Borrower or Subsidiary at any Site or other location or (ii) any violation of or non-compliance by any Borrower or Subsidiary with the conditions of any license or permit required under any Environmental Laws or the provisions of any Environmental Laws. No Borrower or Subsidiary has received notice of any other claim, demand or action by any Person alleging any actual or threatened material injury or damage to any Person, property, natural resources or the environment arising from or relating to any release of any Hazardous Materials.

(v) Each Borrower and Subsidiary has furnished all notices and warnings, made all reports and has kept and maintained all records required by, and in compliance with, all Environmental Laws.

(kk) Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized national standing insuring the properties and business of each Borrower and its Subsidiaries, and the directors and officers of each Borrower and its Subsidiaries, against such losses and risks and in such amounts as are usual and customary in the industry in which any Borrower and its Subsidiaries operates or conducts business, as required pursuant to Section 8.11. None of the Borrowers or their Subsidiaries is in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. None of the Borrowers or their Subsidiaries nor any other name insured has failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms, except to the extent policies expire and are replaced in the ordinary course of business with policies on substantially equivalent terms. Except as set forth in Schedule 6.01(kk), all premiums due under such policies have been paid and none of the Borrowers or their Subsidiaries nor any such insured has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy (unless the basis for such notice of cancellation, material modification or termination in respect of any such policy has been cured within five (5) days following receipt of such notice by any of the Borrowers or their Subsidiaries) or is in material default thereunder (unless cured prior to the earlier of

(x) termination of such policy as a result of such default and (y) the fifth (5th ) day following the occurrence of such default).

(ll) Reserved.

(mm) Reserved.

(nn) Use of Proceeds; Margin Stock. The proceeds to be received by the Borrowers from the Loans as contemplated hereunder shall be used solely for the purposes set forth in Section 2.01(f) of this Agreement and applied in accordance with the uses described therein. No Borrower or Subsidiary is engaged in extending credit for the purposes of purchasing or carrying margin stock. No Borrower or Subsidiary has any margin stock, as determined in accordance with the margin regulations. None of the proceeds of the Loans will be used to buy or carry any margin stock.

(oo) Depository and Other Accounts. Schedule 6.01(oo) sets forth a true and complete list of all banks and other financial institutions and depositories at which any Borrower or Subsidiary maintains (or has caused to be maintained) Deposit Accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of any Borrower or Subsidiary is deposited from time to time. Such Schedule 6.01(oo) correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.

(pp) Reserved.

(qq) Books and Records. The minute books and other similar records of Borrowers contain true and complete records of all actions taken at any meeting of each Borrower's stockholders, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting. The books and records of Borrowers accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Borrowers, as the case may be, and have been maintained in accordance with GAAP (to the extent applicable) and good business, accounting and bookkeeping practices, with respect to all periods commencing on or after November 1, 2004 (subject to adjustment based on the financial statements to be delivered pursuant to Section 8.03(a) and subject to normal year-end adjustments and adjustments based on completion of physical inventory).

(rr) Financial Condition. The Borrowers have heretofore furnished to the Administrative Agent an Approved Budget for the Borrowers and their respective Subsidiaries for fiscal year 2005. The Approved Budget has been prepared on a reasonable basis and in good faith by the Borrowers, and has been based on assumptions believed by the Borrowers to be reasonable at the time made and upon the best information then reasonably available to the Borrowers, and none of the Borrowers is aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading.

(ss) Security Interests. The Security Documents and Interim Order (and the Final Order, when applicable) create in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Such security interests in and Liens on the Collateral granted thereby are perfected, first priority security interests, subject only to Permitted Priority Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(tt) Schedules. All of the information that is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, and is correct and accurate, except (i) if this Agreement refers to the correctness and accuracy of Schedules as of an earlier date and (ii) for differences resulting from circumstances, conditions, actions or inactions otherwise permitted by the terms of any Loan Document, including, without limitation, the Effect of Bankruptcy.

Section 6.02. Survival of Representations and Warranties.

All representations and warranties of each Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by the Agents and each Lender and the parties thereto, the making of Loans and the closing of the transactions described therein or related thereto.

Article VII - Reserved

Article VIII - Affirmative Covenants

The Borrowers, jointly and severally, covenant and agree that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations:

Section 8.01. Visits and Inspections; Lender Meeting. Permit (i) representatives of the Administrative Agent and any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged by the Administrative Agent (whether or not personnel of the Administrative Agent or any Lender), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing such requested appraisals. The Administrative Agent or such Lender, if no Default or Event of Default then exists or is reasonably likely to occur, shall give the applicable Borrower reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in meetings with the Administrative Agent, the Lenders and their representatives periodically during each year, which meeting(s) shall be held at such times and such places as may be reasonably requested by the Administrative Agent.

Section 8.02. Notices. Promptly notify the Administrative Agent and each Lender in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading to the extent that such event or fact or the effect thereof would make the Borrowers unable to meet the conditions precedent to each Loan set forth in Section 5.02, including without limitation the conditions precedent set forth in Section 5.02(a). Each Borrower agrees to provide the Administrative Agent and each Lender with prompt written notice of any amendments, waivers or other modifications of the Fleet Credit Agreement, together with copies thereof, and the terms and amounts of any fees paid or payable in connection therewith. In addition, immediately upon any of the Borrowers obtaining knowledge of any condition or event which constitutes an Event of Default or Default, the Borrowers shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (A) the nature and period of existence of any such Event of Default or Default and (B) the action the Borrowers have taken, and propose to take with respect thereto.

Section 8.03. Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to the Administrative Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to the Administrative Agent and Lenders and is consistent with GAAP:

(a) not later than March 31, 2005, the Consolidated and consolidating (showing all Borrowers and Domestic Subsidiaries as a Consolidated entity and the Foreign Subsidiaries on a consolidating basis) audited balance sheets of Borrowers and the Subsidiaries (including the accounts of all Subsidiaries of Borrowers and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of October 31, 2004, certified by Eisner LLP, or another firm of independent certified public accountants of recognized national standing selected by Borrowers but acceptable to the Administrative Agent in its reasonable discretion and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(b) not later than March 31, 2005, the unaudited financial statements of Borrowers and the Subsidiaries for the three years ending October 31, 2004, on a Consolidated basis, certified by the chief financial officer of Falcon as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrowers and the Subsidiaries for such fiscal month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(c) not later than ninety (90) days after the close of each fiscal year of Borrowers, commencing with the fiscal year ending in October 2005, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrowers and the Subsidiaries as of the end of such year, on a Consolidated basis, certified by Eisner LLP, or another firm of independent certified public accountants of recognized national standing selected by Borrowers but acceptable to the Administrative Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(d) not later than thirty (30) days after the end of each fiscal month hereafter, including the last fiscal month of each fiscal year of Borrowers, unaudited interim financial statements of Borrowers and the Subsidiaries as of the end of such fiscal month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis (showing all Borrowers and Domestic Subsidiaries as a Consolidated entity and the Foreign Subsidiaries on a consolidating basis), certified by the chief financial officer of Falcon as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrowers and the Subsidiaries for such fiscal month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(e) not later than ten (10) days after the end of each fiscal month hereafter, a report of the Borrowers' and the Subsidiaries' sales as of the end of the prior fiscal month;

(f) together with each delivery of financial statements pursuant to clauses (a), (b), (c) and (d) of this Section 8.03, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Falcon to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrowers and the Subsidiaries as at the dates and for the periods indicated;

(g) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower or any Subsidiary has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which any Borrower or any Subsidiary files with the SEC or any governmental authority which may be substituted therefor, or any national securities exchange;

(h) upon request of the Administrative Agent, copies of any annual report to be filed with the Pension Benefit Guaranty Corporation or the Internal Revenue Service in connection with each Plan; and such other data and information (financial and otherwise) as the Administrative Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower's or any Subsidiary's financial condition or results of operations;

(i) concurrently with the delivery of the financial statements described in clause (a) of this Section 8.03, Borrowers shall forward to the Administrative Agent and each Lender a copy of the accountants' letter to any Borrowers' management that is prepared in connection with such financial statements; and

(j) concurrently with the delivery of the financial statements described in paragraph (a), (b), (c) and (d) of this Section 8.03, Borrowers shall cause to be prepared and furnished to the Administrative Agent and each Lender an Officer's Certificate in the form of Exhibit G hereto executed by the chief financial officer of Falcon (an "Officer's Certificate").

Section 8.04. Borrowing Base Certificates. On or before the tenth day of each month from and after the date hereof, Borrowers shall deliver to the Administrative Agent a Borrowing Base Certificate, as of the last day of the immediately preceding month, certified as being true and correct by a Responsible Officer of Falcon, accompanied by monthly backlog reports, financial information and such supporting materials as the Administrative Agent may request from time to time. If the Administrative Agent shall request, Borrowers shall execute and deliver to the Administrative Agent Borrowing Base Certificates more frequently than monthly.

Section 8.05. Landlord, Processor and Storage Agreements. Provide the Administrative Agent with copies of all agreements between any Borrower or any Domestic Subsidiary and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept. In respect of any lease or warehousing arrangement existing on or entered into by a Borrower or a Domestic Subsidiary after the Closing Date (other than leases for showrooms or sales offices), Borrowers shall provide the Administrative Agent with such landlord waivers or bailee letters with respect to such leased premises as it may reasonably request. Such landlord waivers or bailee letters shall be in a form supplied by the Administrative Agent to Borrowers with such reasonable revisions as are accepted by the Administrative Agent in its sole discretion.

Section 8.06. Reserved.

Section 8.07. Domestic Subsidiaries. Cause each Domestic Subsidiary, whether now or hereafter in existence, promptly upon the Administrative Agent's request therefor, and, in any event, contemporaneously with the formation or acquisition of any such Domestic Subsidiary formed or acquired after the date hereof, to execute and deliver to the Administrative Agent a security agreement, in each case satisfactory in form and substance to the Administrative Agent, pursuant to which such Domestic Subsidiary grants to the Administrative Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties and, if requested by the Administrative Agent, satisfactory in form and substance to the Administrative Agent, pursuant to which such Domestic Subsidiary guarantees the payment and performance when due of all of the Obligations. Additionally, the applicable Person shall execute and deliver to the Administrative Agent pledge agreement, satisfactory in form and substance to the Administrative Agent, pursuant to which such Person grants to the Administrative Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Domestic Subsidiary owned by such Person.

Section 8.08. Deposit and Brokerage Accounts. For each Deposit Account or brokerage account that any Borrower at any time opens or maintains, such Borrower shall, at the Administrative Agent's request and option, contemporaneously with the opening of such account, pursuant to an agreement in form and substance satisfactory to the Administrative

Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from the Administrative Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of such Borrower.

Section 8.09. Updated Information. Promptly notify the Administrative Agent in writing of (a) each state or jurisdiction in which any Borrower or any Subsidiary qualifies to do business after the date hereof, (b) the use by any Borrower or any Subsidiary of a legal, fictitious or trade name not listed on Schedule 6.01(e) hereto, (c) any change after the date hereof in the tax identification number of any Borrower or any Domestic Subsidiary, (d) the ownership by any Borrower or any Subsidiary of any patent, trademark, service mark, tradename, copyright, license or other similar rights not listed on Schedule 6.01(p), (e) the assertion by any Person of a claim against any Borrower or any Subsidiary that its use of its Intellectual Property or the conduct of its business does or may infringe upon the Intellectual Property rights of any third party, (f) any change after the date hereof in the list of capitalized and operating personal property leases and real Property leases of any Borrower or any Subsidiary listed on Schedule 6.01(v) hereto and (g) any change after the date hereof in the list of Plans listed on Schedule 6.01(w) hereto; provided, that Borrowers shall only be required to provide the foregoing information regarding the Foreign Subsidiaries at such time as such information becomes known to a Responsible Officer.

Section 8.10. Consultant. Borrowers agree that they shall continue to retain Alvarez & Marsal, Inc. (or another operations consultant to the Borrowers which is acceptable to the Administrative Agent and the Required Lenders in their sole discretion) as operations consultant to assist the management and board of directors of Falcon in seeking to improve financial and operating performance, including but not limited to assistance in evaluating Falcon's Morristown, Tennessee manufacturing operations and implementation of operational improvements at such location, assistance with identification of cost reduction and operational improvement opportunities and the making of related recommendations, as necessary, and to perform such other advisory functions as are reasonably requested by the Administrative Agent and the Lenders. Borrowers shall provide the Administrative Agent and the Lenders with access to such consultant and shall cause such consultant to provide the Administrative Agent and the Lenders with such reports as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, Borrowers shall retain the authority to supervise such consultant. The Borrowers acknowledge and agree that the management of their businesses is within their sole control, and nothing in this Agreement shall obligate Borrowers to follow the recommendations of such consultant.

Section 8.11. Certain Insurance. In addition to the insurance required to be maintained pursuant to Section 8.17, Borrowers shall at all times maintain in full force and effect directors and officers liability insurance, employment practice liability insurance and flood insurance in such coverage amounts and with such insurers as are reasonably acceptable to the Administrative Agent and deliver to the Administrative Agent and Lenders the certificates evidencing the existence of such coverage including such loss payable endorsements as are acceptable to the Administrative Agent.

Section 8.12. Payment of Notes and Other Obligations. Fully and timely pay, and ensure that each of their Subsidiaries fully and timely pays, all Obligations owing pursuant to the terms of this Agreement, the Notes (including, without limitation, all principal thereof, premium, if any, and interest thereon), and the other Loan Documents to which they are parties, in each case on the dates and in the manner provided for herein and therein.

Section 8.13. Compliance with Laws; Consents. Comply, and ensure that each of their Subsidiaries complies, at all times with all applicable laws (including, without limitation, Environmental Laws, ERISA and the Internal Revenue Code) in respect of the conduct of its or their businesses and the ownership of its or their Properties in the states or other jurisdictions in which it or they conduct their respective businesses, except to the extent that non-compliance has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change. The Borrowers shall obtain and maintain and shall ensure that each of their respective Subsidiaries obtains and maintains all Consents necessary in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, the consummation of the transactions herein and therein contemplated and all Consents necessary in connection with the conduct of their business and the ownership of their properties.

Section 8.14. Legal Existence. At all times do or cause to be done all things necessary to (a) maintain and preserve its and its Subsidiaries legal existence organizational and tax structure and its and their material rights and privileges, (b) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or its Subsidiaries or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change and (c) preserve, renew and keep in full force and effect all of its and its Subsidiaries Operating Licenses, except where the failure to maintain such Operating Licenses has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

Section 8.15. Maintenance of Properties. Maintain and preserve all of its or their and their respective Subsidiaries' Properties which are necessary or materially useful in the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not result in a Material Adverse Change, and comply in all material respects at all times with the provisions of all material personal Property leases to which each of them is a party as lessee or under which each of them occupies Property, so as to prevent any loss or forfeiture thereof or thereunder. Unless rejected pursuant to the Bankruptcy Code, the Borrowers shall, and shall cause their respective Subsidiaries to, make all payments and otherwise perform all of their obligations under all leases of real Property, and all leases of material personal Property, to which any such Person is a party, keep such leases in full force and effect and not permit such leases to lapse or be terminated (or any rights to renew such leases to be forfeited or canceled), notify the Administrative Agent of any material default by any party thereto and cooperate with the Administrative Agent in all respects to cure any such default. Notwithstanding anything to the contrary contained in this Section 8.15, the Borrowers may determine in good faith that any of their or their respective Subsidiaries' assets or Properties, whether owned or leased, is obsolete or has been damaged and the cost of repair makes it inadvisable to repair such asset or Property.

Section 8.16. Communications with Accountants. The Borrowers hereby authorize the Administrative Agent and each Lender to communicate directly with the Borrowers' independent certified public accountants, and authorize such accountants to disclose to the Administrative Agent and each Lender any and all financial statements and other supporting financial documents, workpapers and schedules as Agent and/or any Lender may request, without any restrictions being placed on such communications.

Section 8.17. Environmental Matters. The Borrowers shall, and shall use commercially reasonable efforts to cause all tenants and other Persons who may come upon any real Property to comply in all material respects, with all Environmental Laws, including those requiring disclosures to prospective and actual buyers or tenants of all or any portion of the real Property. The Borrowers will not, and will not permit their Subsidiaries to, install or allow to be installed any underground storage tanks on any real Property. The Borrowers shall each promptly (and in any event within five (5) Business Days) notify the Administrative Agent in writing (i) if it knows, suspects or believes there may be any Hazardous Materials in violation of applicable Environmental Laws in or around any part of the real Property, any improvements constructed on the real Property, or the soil, groundwater or soil vapor on or under the real Property, or knows that any Borrower or Subsidiary or the real Property is subject to any threatened or pending investigation by any governmental authority under any applicable laws pertaining to any Hazardous Materials, and (ii) of any claim made or threatened by any Person arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the real Property, any improvements constructed on the real Property or the soil, groundwater or soil vapor on or under the real Property in which the amount involved is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought (any of the matters described in clauses (i) and (ii) above being referred to as a "Hazardous Materials Claim"). The Borrowers shall promptly undertake any and all Remedial Work to the extent required by any governmental authority involved or as recommended by prudent business practices, if such standard requires a higher degree of remediation, and in all events to minimize any impairment to the real Property. All Remedial Work must be conducted in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer following receipt of any required permits, licenses or approvals. The selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) at the Administrative Agent's option, are subject to prior written notice being given to the Administrative Agent.

Section 8.18. Further Assurances. Each Borrower shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (except for Permitted Liens and the failure to perfect funds on deposit in Deposit Accounts of the Loan Parties (other than the Disbursement Account) in an aggregate amount not to exceed $50,000 at any one time) any of the Collateral or any other property of the Borrowers and their respective Subsidiaries acquired after the Closing Date, (iii) to establish and maintain the validity and effectiveness of any of the

Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Lenders under this Agreement or any other Loan Document. Notwithstanding the foregoing, the Agents do not intend to file financing statements, record mortgages or seek landlord consents unless the Agents make a determination that the Interim Order and Final Order fail to adequately perfect the security interests in the Collateral.

Section 8.19. Change in Collateral; Collateral Records. The Borrowers shall (i) give the Administrative Agent and the Collateral Agent not less than thirty (30) days' prior written notice of any change in the location of any Collateral, that is inventory (other than inventory in transit) or equipment other than locations set forth on Schedule 6.01(f) and other than any change in location resulting from a Disposition which is permitted under this Agreement, and any change permitted under the Security Documents, (ii) advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to result in a Material Adverse Change relating to the value of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of their respective Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules, maintained by the Borrowers and their respective Subsidiaries in the ordinary course of business, as the Collateral Agent may require, designating, identifying or describing the Collateral.

Section 8.20. Delivery of Phase I Reports and Other Matters. Within thirty (30) days of the Closing Date Borrowers shall deliver to the Administrative Agent copies of Phase I reports, together with ALTA surveys certified to the Administrative Agent with respect to each of the Properties subject to a Mortgage, in each case in form and substance satisfactory to the Administrative Agent. As soon as practicable after the Closing Date, Borrowers shall instruct the title company to deliver original signed title insurance policies for each of the Properties subject to a Mortgage.

Section 8.21. Delivery of Bankruptcy Court Filings. Prior to or simultaneously with the filing thereof, the Borrowers shall deliver to the Administrative Agent and its counsel copies of all pleadings, motions and other documents filed or to be filed with and submitted to the Bankruptcy Court on behalf of any of the Borrowers.

Section 8.22. Budgets. Not later than one month prior to the expiration of the initial Budget Period, the Borrowers shall deliver to the Administrative Agent an updated budget for an additional six months in substantially the same format as the initial Approved Budget, which budget upon acceptance by the Administrative Agent and the Lenders in their sole discretion, shall become the Approved Budget.

Section 8.23. Resignation of Depository. In the event that Fleet National Bank gives notice of its intention to terminate the Blocked Account Agreement and/or close the Blocked Account referred to therein, Borrowers shall promptly (and in any event prior to such termination or closing) enter into Control Agreements with respect to any replacement

Deposit Accounts established by the Borrowers with a bank or banks chosen by Borrowers and satisfactory to the Administrative Agent, and shall enter into related lockbox and cash management arrangements requested by or otherwise satisfactory to the Administrative Agent.

Article IX - Negative Covenants

The Borrowers, jointly and severally, covenant and agree that each Borrower shall comply with the following covenants so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations:

Section 9.01. Mergers; Consolidations; Acquisitions; Structural Changes.

Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person; nor change its or any Subsidiary's state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any Subsidiary's legal name; nor acquire, nor permit any Subsidiary to acquire, all or any substantial part of the Properties of any Person; nor make any change in its or its Subsidiaries' business objectives, purposes, structure on operations, except for:

(a) mergers or consolidations of any Borrower (other than Falcon) or any Domestic Subsidiary of a Borrower into a Borrower or a Wholly Owned Domestic Subsidiary of a Borrower;

(b) mergers or consolidations of any Foreign Subsidiary of a Borrower into any other Foreign Subsidiary of a Borrower; and

(c) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under Section 9.08.

Section 9.02. Loans.

Make, or permit any Subsidiary to make, any loans or other advances of money to any Person, including any Foreign Subsidiary, except:

(a) travel advances, advances against commissions and other similar advances to employees in the ordinary course of business;

(b) extensions of trade credit in the ordinary course of business;

(c) deposits with financial institutions permitted under this Agreement;

(d) prepaid expenses and deposits with vendors made in the ordinary course of business;

(e) so long as no Default or Event of Default is then in existence or is reasonably likely to occur, loans made after the Closing Date by a Borrower or a

Domestic Subsidiary of a Borrower to a Foreign Subsidiary of a Borrower, the Securities of which are subject to a Pledge Agreement, in an aggregate amount at any time outstanding for all such Foreign Subsidiaries, together with all equity investments permitted under clause (ii) of the definition of the term Restricted Investments, made by a Borrower or a Domestic Subsidiary of a Borrower after the Closing Date in such Foreign Subsidiaries, not in excess of $1,000,000 in any fiscal year; provided, that any unused portion of such amount may be carried over to the next fiscal year; and

(f) loans by a Foreign Subsidiary of a Borrower to another Foreign Subsidiary of a Borrower, the Securities of which are subject to a Pledge Agreement, in each case so long as such loans are evidenced by a written agreement and subordinated to the prior repayment in full of the Obligators on terms satisfactory to the Administrative Agent.

Section 9.03. Total Indebtedness for Money Borrowed.

Create, incur, assume, issue, or suffer to exist, or permit any Subsidiary to create, incur, assume, issue, or suffer to exist, any Indebtedness for Money Borrowed. Notwithstanding the foregoing, the Borrowers may create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, or suffer to exist (without duplication):

(a) Obligations owing to the Administrative Agent or any Lender under this Agreement or any of the other Loan Documents;

(b) Indebtedness for Money Borrowed under the Fleet Credit Agreement;

(c) Indebtedness for Money Borrowed existing on the date of this Agreement and listed on Schedule 9.03(c) and any renewals, extensions, refinancings or replacements thereof, but only if (a) the principal amount of such new Indebtedness for Money Borrowed does not exceed the principal amount of the existing Indebtedness for Money Borrowed at the time of such transaction, and (b) such new Indebtedness for Money Borrowed does not contain terms materially more restrictive to Borrowers and their Subsidiaries than those contained in the existing Indebtedness for Money Borrowed;

(d) the Subordinated Note Debt and the Convertible Subordinated Debt;

(e) Subordinated Debt (other than the Subordinated Note Debt and the Convertible Subordinated Debt), so long as the aggregate principal amount of such Subordinated Debt does not exceed $5,000,000 at any time;

(f) Permitted Purchase Money Indebtedness and Permitted Capital Lease Obligations, in an aggregate principal amount not in excess of $300,000;

(g) guaranties of any Indebtedness permitted under this Section 9.03; provided that in the case of any Subordinated Debt such guaranties are subordinated to the Obligations (including any guaranty thereof) on terms satisfactory to the Administrative Agent;

(h) Indebtedness for Money Borrowed in respect of intercompany loans permitted under Section 9.02(e) and (f); and

(i) Indebtedness for Money Borrowed of any Foreign Subsidiary in an aggregate amount for all of the Foreign Subsidiaries not to exceed $1,000,000 at any time outstanding.

Section 9.04. Affiliate Transactions.

Enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of any Borrower or any holder of more than 5% of the Securities of any Borrower or any Subsidiary (other than, subject to the limitations contained in Sections 9.02 and 9.12, any Borrower or any Subsidiary), including without limitation any management, consulting or similar fees, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are (1) approved in writing in advance by a majority of the disinterested directors of the Board of Directors of such or such Subsidiary (2) fully disclosed to the Administrative Agent and (3) are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower, (ii) other Affiliate transactions that are specifically permitted under other provisions of this Agreement, (iii) the sale of Inventory by a Borrower or a Borrower's Subsidiary to a Borrower or a Borrower's Subsidiary, in a manner, at pricing and with payment terms no more disadvantageous to such Borrower than those currently in effect, and (iv) as described on Schedule 9.04 hereto.

Section 9.05. Limitation on Liens.

Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien upon its Property, income or profits, whether now owned or hereafter acquired, except:

(a) Liens at any time granted in favor of the Administrative Agent for the benefit of Lenders, pursuant to the priorities provided for herein;

(b) Liens securing the Fleet Debt, including, without limitation, those granted by the Bankruptcy Court as replacement liens in exchange for use of cash and other collateral;

(c) claims of professionals to Funded Reserves;

(d) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in Section 6.01(n) hereto, but only if in Administrative Agent's reasonable judgment such Lien would not reasonably be expected to adversely effect the Agents' rights or the priority of the Collateral Agent's Lien on any Collateral;

(e) Liens arising in the ordinary course of the business of such Borrower or any Subsidiary by operation of law or regulation (such as statutory and common law Liens of landlords, carriers, warehousemen, mechanics, materialmen and suppliers), but only if payment in respect of any such Lien is not at the time required (or is being contested in good faith by appropriate proceedings being diligently conducted, so long as the aggregate amount of such payments being so contested does not exceed $100,000) and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any Subsidiary or materially impair the use thereof in the operation of the business of such Borrower or any Subsidiary;

(f) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(g) Liens securing Permitted Capital Lease Obligations;

(h) such other Liens outstanding prior to the Petition Date and listed in the applicable filing with the Bankruptcy Court;

(i) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker's compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances, bids, licenses, surety bonds, performance bonds and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(j) reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Borrower or a Subsidiary; provided, that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower's or such Subsidiary's business;

(k) judgment Liens on Properties (other than Property subject to a Mortgage) in respect of judgments or awards in place for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Borrower or Subsidiary shall at the time in good faith be prosecuting an appeal and in respect of which a stay of execution shall have been obtained pending such appeal;

(l) Liens on the assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted under Section 9.03(i);

(m) any interest of title of a lessor under, and Liens arising from financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(n) Liens of a collection bank arising under the UCC (or similar provisions of applicable law) on items in the course of collection;

(o) normal and customary rights of setoff upon cash deposits in favor of banks and other depository institutions (subject to limitations on such rights contained in any applicable Control Agreement);

(p) matters appearing on lender's mortgagee title insurance policies delivered to and accepted by the Administrative Agent, to the extent requested by the Administrative Agent; and

(q) such other Liens as the Administrative Agent and the Required Lenders may hereafter approve in writing.

Section 9.06. Reserved.

Section 9.07. Distributions.

Declare or make, or permit any Subsidiary to declare or make, any Distributions, except for:

(a) Distributions by any Borrower (other than Falcon) or any Subsidiary of a Borrower to Falcon or a Subsidiary of Falcon; and

(b) Distributions paid solely in Securities of a Borrower or any Subsidiary provided that no Default or Event of Default has occurred and is continuing or is reasonable likely to occur.

Section 9.08. Capital Expenditures.

Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to all Borrowers and all of the Subsidiaries, exceed $2,000,000 for the fiscal year ending on or about October 31, 2005 or for the period from and including the Closing Date to the Maturity Date.

Section 9.09. Disposition of Assets.

Sell, lease or otherwise dispose of any of, or permit any Subsidiary to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

(a) sales of Inventory in the ordinary course of business;

(b) transfers of Property by a Borrower or a Subsidiary to a Borrower or a Domestic Subsidiary;

(c) transfers of Property by a Foreign Subsidiary to another Foreign Subsidiary whose Securities are subject to a Pledge Agreement;

(d) dispositions of investments described in paragraphs (v), (vi), (vii) and (viii) of the definition of the term "Restricted Investments";

(e) sales, leases or other dispositions of Equipment or other fixed assets with a fair market value of up to $500,000 in the aggregate in any one calendar year, that are substantially worn, damaged or obsolete and that are replaced with Equipment or other fixed assets of like kind, function and value; provided, that the Borrowers shall be in compliance with the provisions of Section 3.01(b)(ii) with respect thereto; and

(f) sales, leases and other dispositions of (1) excess inventory with a fair market value of up to $1,000,000 in the aggregate, (2) the Phillocraft product line in an aggregate amount of up to $150,000 and (3) other Property not included within clause (e) above or otherwise within this clause (f), with a fair market value of up to $100,000 in the aggregate in any one calendar year, so long as, in each case, (a) no Default or Event of Default is then in existence or is reasonably likely to occur or would result from such transaction and (b) the proceeds thereof are applied to the Obligations in accordance with Section 3.01(b).

Section 9.10. Securities of Subsidiaries.

Permit any of its Domestic Subsidiaries to issue any additional Securities except to a Borrower or a Domestic Subsidiary and except for director's qualifying Securities; or permit any of its Foreign Subsidiaries to issue any additional Securities except to a Borrower or a Subsidiary and except for director's qualifying Securities.

Section 9.11. Bill-and-Hold Sales, Etc.

Make, or permit any Subsidiary to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis, except for consignment sales of Inventory with an aggregate value not in excess of $250,000 at any time outstanding.

Section 9.12. Restricted Investment.

Make or have, or permit any Subsidiary of such Borrower to make or have, any Restricted Investment.

Section 9.13. Subsidiaries and Joint Ventures.

Create, acquire or otherwise suffer to exist, or permit any Subsidiary of such Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement or limited partnership or limited liability company not in existence on the Closing Date and described in Schedule 9.13, or become a general partner of any such Person.

Section 9.14. Tax Consolidation.

File or consent to the filing of any consolidated income tax return with any Person other than the other Borrowers and the Subsidiaries of Borrowers.

Section 9.15. Governing Documents.

Agree to, or suffer to occur, any amendment, supplement or addition to its or any Subsidiary's Governing Documents that could reasonably be expected to result in a Material Adverse Change.

Section 9.16. Fiscal Year End.

Change, or permit any Subsidiary to change, its fiscal year end.

Section 9.17. Negative Pledges.

Except with respect to Falcon Mimon in connection with its Indebtedness for Money Borrowed, after the date hereof, enter into any agreement limiting the ability of any Borrower or any Subsidiary to (i) voluntarily create Liens upon any of its Property (other than limitations on junior Liens on Property subject to Liens permitted by subsections (e) and (f) of Section 9.05); (ii) pay dividends or make any other Distributions on its Securities; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its Property to any Borrower or any Subsidiary.

Section 9.18. Reserved.

Section 9.19. Leases.

Be or become, or permit any Subsidiary to be or become, a lessee under any operating lease (other than a lease under which a Borrower or any Subsidiary is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any Subsidiary is then lessee would exceed $4,000,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

Section 9.20. No Other Plans of Reorganization.

The Borrowers shall not, and shall not permit any of their respective Subsidiaries to file, support, endorse or otherwise consent to any plan of reorganization or propose any sale of assets of the Borrowers or their respective Subsidiaries outside of the ordinary course of business without the prior written consent of the Administrative Agent unless such plan or sale provides for the payment of the Obligations in full in cash on the Effective Date.

Section 9.21. Payments of Certain Fees.

The pre-petition and post-petition Liens, security interests and the administrative priority claims of the Administrative Agent and the Lenders shall be senior to and no proceeds of the Loans nor any Collateral (nor proceeds thereof) may be used to pay, any and all claims for services rendered by any of the professionals retained by the Borrowers or any official committee in connection with the investigation of, assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against the Administrative Agent or the Lenders; provided, however, that the foregoing limitations shall not apply to claims for services rendered by the professionals retained by the official creditors' committee in an amount not to exceed $25,000 in connection with the investigation of the validity, extent, priority, avoidability or enforceability of the Indebtedness under the Pre-Petition Term Loan Documents or such parties' liens and security interests on the collateral granted thereunder. In the event the Chapter 11 Cases are dismissed or the jurisdiction of the Bankruptcy Court is otherwise terminated, fees and expenses allowed and  paid to professionals in an interim or final basis shall not be subject to disgorgement.

Section 9.22. No Amendment to Interim Order or Final Order.

The Borrowers shall not, and shall not permit their respective Subsidiaries to, amend, modify or otherwise change the Interim Order or the Final Order or consent to any such amendment, modification or change, without the prior written consent of the Administrative Agent.

Section 9.23. Certain Agreements.

The Borrowers shall not, and shall not permit their respective Subsidiaries to, agree to any material amendment or other material change to or material waiver of any of its rights under any material Contractual Obligation (other than the rejection of, entry into or modification of, any Contractual Obligation under any Chapter 11 Case).

Article X - Reserved

Article XI - Events of Default, Rights and Remedies

Section 11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a) Payment of Obligations. Borrowers shall fail to pay any of the Obligations (whether principal, reimbursement obligations, interest, fees, expenses, indemnities or other obligations) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(b) Misrepresentations. Any representation, warranty or other statement made or furnished to the Agents or any Lender by or on behalf of any Borrower, any Subsidiary in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading when made, furnished or deemed to be made hereunder (i) in the case of each Non-Qualified Representation in any material respect, or (ii) in the case of each other such representation, warranty or other statement, where the reason for such representation, warranty or statement being false or misleading has resulted or could reasonably be expected to result in a Material Adverse Change (and, for purposes of making any such determination, any qualification contained in any such representation or warranty based on Material Adverse Change or other concept of materiality, and any qualification based on a threshold Dollar amount, shall be ignored and given no effect so as to avoid a redundancy in materiality qualifications with respect to any such representation or warranty).

(c) Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Article VIII (except Sections 8.02, 8.03, 8.05, 8.08, 8.15 and 8. 23), Article IX or Article XII hereof on the date that such Borrower is required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Sections 8.02, 8.03, 8.05, 8.08, 8.15 and 8. 23 hereof within five (5) days following the date on which Borrowers are required to perform, keep or observe such covenant.

(d) Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.01 hereof) and the breach of such other covenant is not cured to the Administrative Agent's satisfaction within ten (10) Business Days after the sooner to occur of Borrowers' receipt of notice of such breach from the Administrative Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.

(e) Default Under Security Documents. Any event of default shall occur under, or any Borrower or any Subsidiary shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents and such default shall continue beyond any applicable grace or cure period.

(f) Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $500,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as the Administrative Agent shall have permitted) by insurance.

(g) Business Disruption; Condemnation. Except with respect to Falcon Mimon, there shall occur a cessation of a substantial part of the business of any Borrower or any Subsidiary for a period which materially adversely affects such Borrower's or such Subsidiary's capacity to continue its business on a profitable basis; or any Borrower or any Subsidiary shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Borrower or such Subsidiary which is necessary to the continued or lawful operation of its business; or any Borrower or any Subsidiary shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower or any Subsidiary leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

(h) ERISA. A Reportable Event shall occur which, in the Administrative Agent's reasonable determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or any Borrower or any Subsidiary is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower's or such Subsidiary's complete or partial withdrawal from such Plan and, in each case, any such event could reasonably be expected to result in a Material Adverse Change.

(i) Invalidity of Documents; Challenge to Agreement. Any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Borrower intended to be a party thereto; any Borrower or any Subsidiary, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Collateral Agent; or any Borrower shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(j) Criminal Forfeiture. Any Borrower or any Subsidiary shall be criminally indicted or convicted under any law that could lead to a forfeiture of any material Property of such Borrower or such Subsidiary.

(k) Judgments. Any money judgments, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against any Borrower or any Subsidiary, or any of their respective Property (i) in the case of money judgments (other than any such money judgment issued or rendered against Falcon Mimon or its Property), in an amount of $100,000 or more for any single judgment, attachment or process or $250,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to result in a Material Adverse Change, in each case which Judgment is not stayed, released or discharged within thirty (30) days.

(l) Default as to Other Indebtedness for Money Borrowed. Any Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness for Money Borrowed entered into after the Petition Date if the aggregate amount of such Indebtedness for Money Borrowed is in excess of $300,000 in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness for Money Borrowed; or any other breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness for Money Borrowed, if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness for Money Borrowed or, as to such Indebtedness for Money Borrowed, permit the holder or holders of such Indebtedness for Money Borrowed to accelerate the maturity of any such Indebtedness for Money Borrowed or require a redemption or other repurchase of such Indebtedness for Money Borrowed; or any Indebtedness for Money Borrowed if the aggregate amount of such Indebtedness for Money Borrowed is $300,000 shall be declared be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Borrower (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(m) Loan Documents. At any time, for any reason, (i) any Loan Document, the Interim Order and the Final Order (when applicable) shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien or the Liens intended to be created thereby are, or any Borrower seeks to render such Liens, invalid or unperfected except for the failure to perfect funds on deposit in Deposit Accounts of the Borrowers in an aggregate amount not to exceed $50,000 at any one time, or (ii) Liens in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the priority contemplated hereby or by the other Loan Documents , the Interim Order and the Final Order (subject to Permitted Liens).

(n) Change of Control. A Change of Control shall have occurred.

(o) Material Adverse Change. A Material Adverse Change shall have occurred and be continuing.

(p) Post Bankruptcy Filing Events. (A) Failure of the Bankruptcy Court to enter the Interim Order on or before February 9, 2005; (B) failure of the Bankruptcy Court to enter the Final Order acceptable to the Lenders in their sole discretion within 30 days of the Closing Date; (C) dismissal of any material portion of the Chapter 11 Cases with respect to any of the Borrowers or conversion of any of such Chapter 11 Cases to a Chapter 7 case; (D) appointment of a Chapter 11 trustee or examiner or other person with expanded powers; (E) granting of relief from the automatic stay to permit (1) payment of any pre-petition claims other than Permitted Pre-Petition Payments or (2) foreclosure on material assets of the Borrowers; (F) reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order; or (G) cessation of liens or super-priority claims granted with respect to the Loans to be valid, perfected and enforceable in all respects.

then, and in any such event and during the continuance thereof, the Administrative Agent may, and at the written direction of the Required Lenders shall, (A) by notice to Falcon (which notice shall be effective notice to all the Borrowers), (i) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, and (ii) declare all or a portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and (B) following at least five (5) Business Days' written notice to Falcon, exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under applicable law and otherwise.

Article XII - Management, Collection and Status of
Accounts Receivable and Other Collateral

Section 12.01. Management of Collateral.

(a) The Borrowers shall maintain a Dominion Account or Dominion Accounts pursuant to the Blocked Account Agreement or other lockbox and blocked account arrangements acceptable to the Administrative Agent with such banks as may be selected by such Borrower and which are acceptable to the Administrative Agent. The Borrowers shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in this Agreement. All funds deposited in any Dominion Account shall immediately become the property of the Administrative Agent, for the ratable benefit of Lenders as provided in this Agreement, and the Borrowers shall obtain the agreement by the applicable banks in favor of the Administrative Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. The Administrative Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Each Borrower agrees that all invoices rendered and other requests made by such Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Dominion Account or another lockbox established pursuant to this Section 12.01(a). To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for the Administrative Agent. All remittances received by each Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Administrative Agent's property, for its benefit and the benefit of Lenders as provided in this Agreement, by such Borrower as trustee of an express trust for Administrative Agent's benefit and such Borrower shall immediately deposit same in kind in the Dominion Account. The Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that each Borrower's Accounts have been assigned to the Administrative Agent and to collect each Borrower's Accounts directly in its own name, or in the name of the Administrative Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, jointly and severally to Borrowers.

(b) Until the Administrative Agent has advised the Borrowers to the contrary upon the occurrence and during the continuance of an Event of Default, the Borrowers and their respective Subsidiaries may and will enforce, collect and receive all amounts owing on the Account Receivables for the benefit of, and on behalf of, the Collateral Agent and the Lenders. All Collections (including checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness) received directly by the Borrowers or any of their respective Subsidiaries from any Account Debtor or any other source (exclusive of the Lenders), whether as proceeds from Accounts Receivable, or as proceeds of any other Collateral, or otherwise, shall be received and held by the applicable Loan Party in trust for the Lenders and deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Dominion Account. The Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, commingle such Collections with the proceeds of any Loan.

(c) During the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Collateral Agent's security interest, held for the benefit of it, the Administrative Agent and the Lenders, to any and all Account Debtors, and during such time period, the Collateral Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Accounts Receivable and the books and records relating thereto. Except with respect to Accounts Receivable in an aggregate amount not in excess of $100,000 (so long as no Event of Default shall have occurred and be continuing), the Borrowers shall not, and shall not permit their respective Subsidiaries to, without prior written consent of the Administrative Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(d) Falcon and each other Borrower hereby appoints the Administrative Agent for the benefit of the Collateral Agent and the Lenders or their designee as such Borrower's attorney-in-fact with power exercisable during the continuance of any Event of Default: (i) to demand payment of the Accounts Receivable from Account Debtors, to enforce payment of the Accounts Receivable by legal proceedings or otherwise, and generally to exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts Receivable, (ii) to endorse such Borrower's name upon any checks or other evidences of payment relating to the Accounts Receivable, (iii) to sign such Borrower's name on any invoice or bill of lading relating to any of the Accounts Receivable, (iv) to sign such Borrower's name on any drafts against Account Debtors with respect to Accounts Receivable, (v) to prepare, file, and sign such Borrower's name to a proof of claim or similar document against any Account Debtor in connection with a bankruptcy proceeding commenced by or with respect to such Account Debtor, (vi) to use such Borrower's stationery and to sign such Borrower's name on any assignments of Accounts Receivable, verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivables, and (vii) to send verifications of Accounts Receivable. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, or for any error of judgment or mistake of fact or law (other than acts, errors, or mistakes, constituting gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction); this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and the Commitments and all of the Loan Documents are terminated.

(e) Nothing contained herein shall be construed to constitute the Collateral Agent, the Administrative Agent or any Lender as agent of the Borrowers or any of their respective Subsidiaries in connection with its actions under this Article XII for any purpose whatsoever, and the Collateral Agent, the Administrative Agent and the Lenders shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Accounts Receivable regardless of the cause thereof (other than from acts or omissions of the Collateral Agent, the Administrative Agent or the Lenders constituting gross negligence or willful misconduct as determined by a final order by a court of competent jurisdiction). The Collateral Agent, the Administrative Agent and the Lenders shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts or omissions of the Collateral Agent, the Administrative Agent or the Lenders constituting gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction). The Collateral Agent, the Administrative Agent and the Lenders do not assume, by anything in this Article XII or in any assignment or otherwise, any of the obligations under any contract or agreement assigned or pledged to the Collateral Agent and shall not be responsible in any way for the performance by the Borrowers or any of their respective Subsidiaries of any of the terms and conditions thereof.

(f) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, the Administrative Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrowers' account and to charge the Borrowers therefor. The Borrowers shall notify the Administrative Agent if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice or actual knowledge of such tax, the Administrative Agent for the benefit of the Collateral Agent and the Lenders shall not, to the fullest extent permitted by law, be liable for any taxes that may be due by reason of the sale and delivery or the rendering of services creating such Account Receivable.

Section 12.02. INTENTIONALLY OMITTED.

Section 12.03. Status of Accounts Receivable and Other Collateral. The Borrowers, jointly and severally, covenant, represent and warrant as follows: (a) Borrowers shall be the sole owner, free and clear of all Liens except in favor of the Collateral Agent for the benefit of the Lenders or as otherwise permitted hereunder, and fully authorized to sell, transfer, pledge and/or grant a security interest in each such Account Receivable; (b) substantially all of such Accounts Receivable shall be good and valid Accounts Receivable representing undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to any absolute sale and delivery upon the specified terms of goods sold or services rendered by the Borrowers; (c) substantially all of such Accounts Receivable shall not be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in the Borrowers' business and as otherwise disclosed to the Administrative Agent; (d) none of the transactions underlying or giving rise to substantially all of such Accounts Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) the Borrowers shall, and shall cause their respective Subsidiaries to, maintain books and records pertaining to such Accounts Receivable in such detail, form and scope as is in accordance with its past practices; (f) the Borrowers shall immediately notify the Administrative Agent if the material portion of any Accounts Receivable arises out of contracts with the United States or any department, agency, or instrumentality thereof and will execute any instruments and take any steps required by the Administrative Agent or the Collateral Agent in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent for the benefit of the Lenders and notice thereof given to the United States government under the Federal Assignment of Claims Act; (g) the Borrowers will, immediately upon learning thereof, report to the Administrative Agent any material loss or destruction of, or substantial damage to, any material portion of such Accounts Receivable, and any other matters affecting the value, enforceability or collectibility of any material portion of such Accounts Receivable; and (h) if any amount payable under or in connection with any material portion of such Accounts Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately endorsed and delivered to the Collateral Agent for the benefit of the Lenders.

Article XIII - The Agents

Section 13.01. Appointment Powers and Immunities; Delegation of Duties, Liability of Agents.

(a) The Lenders hereby designate and appoint Administrative Agent as its administrative agent under this Agreement and the other Loan Documents and Collateral Agent as its collateral agent under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize each such Agent to take such action on the Lenders' behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each such Agent agrees to act as such on the express conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of the Administrative Agent, Collateral Agent, and the Lenders. Borrowers shall not have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, each such Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall each such Agent have or be deemed to have any fiduciary relationship with any of the Lenders and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against each such Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only and that each such Agent is merely the representative of the Lenders, and has only the contractual duties set forth in this Agreement and the other Loan Documents. Except as expressly otherwise provided in this Agreement, each such Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. No Lender shall have any right of action whatsoever against each such Agent as a result of such Agent acting or refraining from acting hereunder pursuant to such discretion and any action taken or failure to act pursuant to such discretion shall be binding on the Lenders. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent or Collateral Agent, each of the Lenders agree that, as long as this Agreement remains in effect: (i) (A) Administrative Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, the Collections, and related matters, and (B) Collateral Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (ii) Collateral Agent shall have the right to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, and other written agreements with respect to the Loan Documents; (iii) Administrative Agent shall have the right to make the Loans, for itself or on behalf of the applicable Lenders as provided in the Loan Documents; (iv) Administrative Agent shall have the right to exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (v) Administrative Agent shall have the right to open and maintain such bank accounts and lock boxes as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collections and, on behalf of Collateral Agent, the Collateral; (vi) (A) Administrative Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrowers, the Obligations, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (B) Collateral Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrowers, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents; and (vii) Administrative Agent and Collateral Agent each shall have the right to incur and pay such fees, charges, and expenses under the Loan Documents as such Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Administrative Agent may deem and treat the payee of any Obligation as the holder thereof for all purposes of the Loan Documents unless and until a notice of the assignment or transfer of such Obligation shall have been filed with Administrative Agent. Each Lender further consents to (y) the execution, delivery, and performance by Administrative Agent or Collateral Agent of each Loan Document entered into by such Agent on behalf of the Lenders as contemplated by this Agreement, and (z) the terms of such Loan Documents.

(b) Except as otherwise provided in this section, each of Administrative Agent and Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each of Administrative Agent and Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct of Administrative Agent or Collateral Agent as determined by a final order of a court of competent jurisdiction.

(c) None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrowers or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrowers or any of their respective Subsidiaries.

Section 13.02. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it first shall receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable without limiting Sections 13.05 and 13.07, if any Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

Section 13.03. Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders and unless Administrative Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "Notice of Default". Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Administrative Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and each Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Loan participants, if any. Subject to Sections 13.02 and 13.07, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article XI; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

Section 13.04. Rights as a Lender.

(a) With respect to its Commitments and the Loans made by it, DDJ (and any successor acting as Administrative Agent, if any, as permitted by Section 13.08(a) hereof) in its capacity as a Lender under the Loan Documents (or in its capacity as manager or advisor to any fund or account that is a Lender) shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. DDJ (and any successor acting as Administrative Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with Borrowers (and any of their respective Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and DDJ (and its successors) and its Affiliates may accept fees and other consideration from Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(b) With respect to its Commitments and the Loans made by it, DDJ (and any successor acting as Collateral Agent, if any, as permitted by Section 13.08(b) hereof) in its capacity as a Lender under the Loan Documents (or in its capacity as manager or advisor to any fund or account that is a Lender) shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Collateral Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Collateral Agent in its individual capacity. DDJ (and any successor acting as Collateral Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with Borrowers (and any of their respective Subsidiaries or Affiliates) as if it were not acting as Collateral Agent, and DDJ and its affiliates may accept fees and other consideration from Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 13.05. Costs and Expenses; Indemnification. Each Agent may incur and pay fees, costs, and expenses under the Loan Documents to the extent such Agent deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any of the Borrowers is obligated to reimburse the Lenders for such expenses pursuant to the Loan Agreement or otherwise. Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse each Agent for the amount of such Lender's Pro Rata Share thereof (in accordance with its Commitment). Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares (in accordance with their respective Commitments), from and against any and all Indemnified Matters (including without limitation Indemnified Matters arising under any Environmental Law as provided in Section 14.15); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting solely from such Person's gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent or Collateral Agent, as the case may be, upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The undertaking in this section shall survive the payment of all Obligations, the termination of the Commitments and the resignation or replacement of any Agent.

Section 13.06. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or property of Borrowers and their respective Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory or other laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

Section 13.07. Failure to Act. Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 13.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 13.08. Resignation of Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been appointed by the Required Lenders and have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

(b) Subject to the appointment and acceptance of a successor Collateral Agent as provided below, Collateral Agent may resign at any time by notice to the Lenders and Borrowers. Upon any such resignation, Required Lenders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by Required Lenders and have accepted such appointment within 30 days after the retiring Collateral Agent's giving of notice of resignation, then the retiring Collateral Agent may, on behalf of Lenders, appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Collateral Agent's resignation as Collateral Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

Section 13.09. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all

Obligations, or (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify in writing to Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Collateral Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above or expressly provided in any other Loan Document, Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of all of the Lenders. Upon request by Collateral Agent or Borrowers at any time, Administrative Agent and the Lenders will confirm in writing Collateral Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 13.09; provided, however, that (1) Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in Collateral Agent's opinion, would expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any such sale or disposition, all of which shall continue to constitute part of the Collateral.

(b) Collateral Agent shall have no obligation whatsoever to any other Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Lenders' Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate in its sole discretion and that Collateral Agent shall have no other duty or liability whatsoever to any other Lender as to any of the foregoing, except as otherwise provided herein.

Section 13.10. Restrictions on Actions by the Lenders; Sharing Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent and Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent and Collateral Agent, set off against the Obligations, any amounts owing by such Lenders to Borrowers or any accounts of Borrowers now or hereafter maintained with such Lenders. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lenders any preference or priority against the other Lenders with respect to the Collateral.

(b) Subject to Section 13.04, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender's ratable portion of all such distributions by Administrative Agent, such Lender promptly shall turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in same day funds, as applicable, for the account of the Lenders and for apportionment and application to the Obligations in accordance with Section 3.02 hereof.

Section 13.11. Several Obligations; No Liability. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders. Each Lender shall be solely responsible for notifying its Loan participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Loan participant of any other Lender. Except as provided in Section 13.05, no Agent or any Lender shall have any liability for the acts of the other Agent or any other Lender. No Lender shall be responsible to Borrowers or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

Article XIV - Miscellaneous

Section 14.01. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered:

if to Borrowers, at the following address:

FALCON PRODUCTS, INC.

9387 Dielman Industrial Drive

St. Louis, Missouri 63132

Attention: Neal R. Restivo

Telecopier: 314-991-9295

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Richard A. Goldberg, Esq.

Telecopier: 212-698-3599

with a copy to:

Stutman, Treister & Glatt
1901 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention: Robert A. Greenfield, Esq.
Telecopier: 310-228-5788

if to either Agent or to either Agent on behalf of the Lenders, at the following address:

DDJ Capital Management, LLC

141 Linden Street, Suite 4

Wellesley, MA 02482

Attention: John S. Ehlinger

Telecopier: 781-283-8555

DDJ Capital Management, LLC

141 Linden Street, Suite 4

Wellesley, MA 02482

Attention: Joshua McCarthy

Telecopier: 781-283-8541

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Attention: Michael S. Stamer, Esq.

Telecopier: (212) 872-1002

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 14.01. All such notices and other communications shall be effective, (i) if mailed, when received or five (5) days after deposited in the mails with postage pre-paid and properly addressed, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to Administrative Agent pursuant to Article II shall not be effective until received by Administrative Agent.

Section 14.02. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers or any Lenders therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent and Collateral Agent, in each case, at the written direction of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by Borrowers, each of the Lenders affected thereby, Administrative Agent and Collateral Agent do any of the following:

(a) increase or extend the Commitment of any Lender;

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein, on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or forgive, compromise, or cancel any of the Obligations;

(d) change the percentage of the Commitments that is required for the Lenders or any of them to take any action hereunder;

(e) amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(f) release Collateral other than as permitted by Section 13.09, or subordinate any security interest or liens of Collateral Agent for the benefit of the Lenders;

(g) change the definition of "Required Lenders";

(h) release Borrowers from any Obligation for the payment of money, or agree to subordinate any of the Obligations in right of payment to any other Indebtedness;

(i) amend the provisions of Section 3.03;

(j) permit the sale of all or substantially all of the Capital Stock of Borrowers or any of their respective Subsidiaries (except to the extent necessary to effect a sale or disposition otherwise permitted hereunder); or

(k) change the definition of "Borrowing Base" or "Availability";

and, provided further, however, that (1) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (2) no amendment, waiver or consent shall, unless in writing and signed by Collateral Agent, affect the rights or duties of Collateral Agent under this Agreement or any other Loan Document, and (3) each of the Lenders is hereby deemed to have instructed the Collateral Agent (A) to release its Liens as to the property which is the subject of any asset sale, assignment or other disposition of property or assets which is permitted hereunder without any further consent of any Lender, and (B) to take such other actions as are necessary or desirable to facilitate any such disposition. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to Article XIII shall not require the consent by or the agreement of any Loan Party.

Section 14.03. No Waiver; Remedies, Etc. No failure on the part of the Lenders or the Agents to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 14.04. Expenses; Taxes, Attorneys' Fees. Borrowers will pay, within two (2) Business Days following demand therefor, all (i) reasonable out of pocket costs and expenses of the Agents (including, without limitation, all reasonable fees, expenses and disbursements of outside counsel and consultants) in connection with the preparation, execution and delivery of the Loan Documents, the funding of Loans, the administration of the Loan Documents (including, without limitation, participation in the Chapter 11 Cases) and any amendment or waiver of any provision of the Loan Documents and (ii) out of pocket costs and expenses of the Agents and the Lenders (including, without limitation, fees, expenses and disbursements of counsel) in connection with the enforcement or protection of any of their rights and remedies under the Loan Documents.

Section 14.05. Right of Set-off, Sharing of Payments, Etc.

(a) During the continuance of any Event of Default and in addition to (and without limitation of) any right of set-off, banker's lien, or counterclaim any Lender may otherwise have, each Lender (at its option but only with the prior written consent of the Required Lenders) may, and is hereby authorized by Borrowers to, at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Lenders shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Lenders agree to notify Borrowers, Collateral Agent and Administrative Agent promptly after any such set-off and application made by the Lenders provided that the failure to give such notice to Borrowers shall not affect the validity of such set-off and application.

(b) If any Lender shall obtain from Borrowers payment of any Obligation through the exercise of any right of set-off, banker's lien, or counterclaim or similar right or otherwise (other than from Administrative Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater amount of the Obligations than the amount allocable to such Lender hereunder, Administrative Agent and the other Lenders (including such Lender) shall promptly make such adjustments from time to time as shall be equitable, to the end that the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with Section

3.02(b). To such end the Lenders shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored.

(c) Nothing contained in this Section 14.05 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 14.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 14.05 to share in the benefits of any recovery on such secured claim.

Section 14.06. Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.07. Assignments and Participations.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers and the Lenders and their respective successors and assigns; provided, however, that Borrowers may not assign or transfer any of their rights hereunder without the prior written consent of the Lenders and the Agents and any such assignment without the Lenders' and the Agents' prior written consent shall be null and void. Each Lender may at any time sell, assign or participate its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans made by it) without notice to or the consent of the Borrowers or any other Lenders but with the prior written consent of the Administrative Agent. Any such assignment by a Lender shall be effected pursuant to an Assignment and Acceptance, and the Administrative Agent's consent to such assignment shall be evidenced by its signature thereto.

(b) Any non-U.S. Person who purchases, is assigned or is granted a participation in, any portion of such Loan shall provide the Borrowers and the Administrative Agent (in the case of a purchase or assignment) or the applicable Lender (in the case of a participation) with a completed Internal Revenue Service Form W-8 (Certificate of Foreign Status) or a substantially similar form for such purchaser or participant.

(c) From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and has indicated thereon its consent thereto, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except rights granted pursuant to Section 14.15 with respect to claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees reasonable costs and expenses incurred with respect to the period of time that the assignor Lender was a party to this Agreement) and be released from its obligations under this Agreement (except with respect to Section 14.05) (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assignor Lender, and the Assignee.

(d) Immediately upon the effectiveness of such Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitments allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers' business; provided in each case that such assignee or participant (or prospective assignee or participant) shall agree to maintain the confidentiality of such information pursuant to Section 14.19.

Section 14.08. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 14.09. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 14.10. Releases and Validation of Pre-Petition Indebtedness and Liens; Allowance of Secured Claims. The Borrowers hereby (i) release and discharge the Lenders and the Administrative Agent, together with their affiliates, agents, attorneys, officers, directors, employees and all other Agent-Related Persons and Lender-Related Persons from any and all claims and causes of action arising out, based upon or related to, in whole or in part, any of the Pre-Prepetition Term Loan Documents, any aspect of the pre-petition relationship between the Lenders, the Administrative Agent and the Borrowers or any other acts or omissions of the Lenders or the Administrative Agent in connection with any of the Pre-Petition Term Loan Documents or their pre-petition relationship with the Borrowers; (ii) waive any and all defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability and nonavoidability (under the Bankruptcy Code or otherwise) of the Indebtedness under the Pre-Petition Term Loan Documents and the security interests in and liens on the collateral securing such Indebtedness; and (iii) agree, without further Bankruptcy Court order and without the need for filing of any proof of claim, to the allowance of the pre-petition claims of the Administrative Agent and the Lenders pursuant to sections 502 and 506 of the Bankruptcy Code on account of such Indebtedness as fully secured claims for principal, plus accrued pre-petition and post-petition interest, fees, expenses and other amounts chargeable under the Pre-Petition Term Loan Documents.

Section 14.11. Objections by Parties In Interest. Any official committee appointed in the Chapter 11 Cases shall have until 60 days from the appointment of such committee within which to file, on behalf of the Borrowers, and to serve upon counsel for the Administrative Agent, objections or complaints respecting (a) the claims, causes of action and defenses released by the Borrowers pursuant to Section 14.10 or (b) the validity, extent, priority, avoidability, or enforceability of the indebtedness under the Pre-Petition Term Loan Documents or the liens and security interests in the collateral granted thereby.

Section 14.12. Consent. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Lenders or the Agents (or any of them), shall be permitted or required pursuant to any provision hereof or any provision of any other Loan Document, such Action shall be required to be in writing and may be withheld or denied by the Lenders or the Agents (or any of them) with or without any reason in their sole and absolute discretion.

Section 14.13. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lenders, the Agents or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 14.14. Reinstatement; Certain Payments. If any claim is ever made upon the Lenders or the Agents (or any of them) for repayment or recovery of any amount or amounts received by the Lenders or the Agents (or any of them) in payment or received on account of any of the Obligations, the Lenders or the Agents shall give prompt notice of such claim to the Borrowers, and if such Lenders or such Agents repay all or part of such amount by reason of (i) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over such Lenders, such Agents or any of their respective property, or (ii) any good faith settlement or compromise of any such claim effected by such Lenders or such Agents with any such claimant, then and in such event the Borrowers agree, jointly and severally, that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of the Commitments, this Agreement or any other Loan Document, and (B) the Borrowers shall be and remain jointly and severally liable to the Lenders or Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders or the Agents (or any of them, as the case may be).

Section 14.15. Indemnification. In addition to the Borrowers' other Obligations under this Agreement, the Borrowers (and each of them) agree, jointly and severally, to defend, protect, indemnify and hold harmless, the Administrative Agent, each Lender, the Collateral Agent, and each of their affiliates and each of the respective officers, directors, members, partners, employees, agents, advisors, attorneys and representatives of each, including without limitation all Lender-Related Persons and Agent-Related Persons (each, an "Indemnified Party"), from and against any and all claims, damages, losses, liabilities, and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the Facility, the Loan Documents or any of the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the Facility (collectively, the "Indemnified Matters"), except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of their directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrowers or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.15 may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by any Indemnified Party. This Indemnity shall survive the repayment of the Obligations, the termination of the Commitments and the discharge of the Liens granted under the Loan Documents.

Section 14.16. Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender to the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such

Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, to the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 14.16 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 14.16.

For purposes of this Section 14.16, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

Section 14.17. Records. The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to Section 4.02 hereof shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest or demonstrable error.

Section 14.18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender and Agents, and their respective successors and assigns, except that Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and Agents, and any assignment by the Lenders shall be governed by Section 14.07 hereof.

Section 14.19. Confidentiality. Each of the Lenders, Administrative Agent and Collateral Agent agree (on behalf of itself and each of its respective affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable financial institutions, any non-public information supplied to it by Borrowers pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to any Lender, Administrative Agent, Collateral Agent, to counsel, accountants, auditors and other advisors for any of the Lenders, (c) to examiners, auditors, accountants, to any issuer of an Approved Letter of Credit, to the extent required by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation or court order, or in connection with any litigation to which any of the Agents or the Lenders are party or (d) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to be bound by the provisions of this Section 14.19. The Lenders agree that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (c) hereof (unless prohibited by applicable law, statute, regulation or court order), it will make reasonable efforts to keep Borrowers informed of such request or identification; provided that Borrowers acknowledges that the Lenders and the Agent may make disclosure as required by any Governmental Authority or representative thereof.

Section 14.20. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 14.21. Lender Advertising. Each of the Borrowers consents to the publication by either Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Each Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements without Borrower's further consent. Without limiting the generality of the foregoing, Borrower hereby agrees that either Agent may publish, at Borrower's expense, a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement in The Wall Street Journal and/or such other industry publications as such Agent shall select, in its sole discretion.

Section 14.22. Liability of Borrowers. Notwithstanding any provision herein or in any other Loan Document, the Borrowers, and each of them, are and shall be jointly and severally liable for any and all Obligations (whether any such Obligation is specified as an obligation of the Borrowers or of any of them).

Section 14.23. Reliance on Representations and Actions of Falcon. Each Borrower (other than Falcon) hereby appoints Falcon as such Borrower's agent to execute, deliver, perform and receive, on behalf of such Borrower, any and all notices, certificates, documents and actions to be executed, delivered, performed or given hereunder or under any other Loan Documents, and such Borrower hereby agrees that the Agents and the Lenders may rely upon any representation, warranty, certificate, notice, document or telephone request which purports to be executed or made or which the Agents or the Lenders in good faith believe to have been executed or made by Falcon or any of its Responsible Officers.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Post-Petition Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

FALCON PRODUCTS, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

SHELBY WILLIAMS INDUSTRIES, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

SELLERS & JOSEPHSON INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

EPIC FURNITURE GROUP, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

HOWE FURNITURE CORPORATION

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

FALCON HOLDINGS, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

THE FALCON COMPANIES INTERNATIONAL, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

JOHNSON INDUSTRIES, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

MADISON FURNITURE INDUSTRIES, INC.

By:	/s/ Franklin A. Jacobs
Name: Franklin A. Jacobs
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

DDJ Capital Management, LLC

By:	/s/ Robert L. Hockett
Name:	Robert L. Hockett
Title:	Principal

By:	/s/ John S. Ehlinger
Name:	John S. Ehlinger
Title:	Vice President

LENDERS:

GMAM INVESTMENT FUNDS TRUST II

By:		DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust II, in its capacity as investment manager

By:		/s/ Robert L. Hockett
Name:		Robert L. Hockett
Title:		Principal

By:		/s/ John S. Ehlinger
Name:		John S. Ehlinger
Title:		Vice President

	Commitment:	16.666667%
$7,500,000.00

GMAM INVESTMENT FUNDS TRUST

By:		DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust, in its capacity as investment manager

By:		/s/ Robert L. Hockett
Name: Robert L. Hockett
Title: Principal

By:		/s/ John S. Ehlinger
Name: John S. Ehlinger
Title: Vice President

	Commitment:	8.333333%
$3,750,000.00

State Street Bank and Trust Company, solely in its capacity as Trustee for GENERAL MOTORS WELFARE BENEFIT TRUST (VEBA) as directed by DDJ Capital Management, LLC, and not in its individual capacity

By:	/s/ Matthew Daly
	Name: Matthew Daly
	Title: Vice President

	Commitment:	5.833333%
		$2,625,000.00

DDJ U.S. HIGH YIELD TRUST

By:		DDJ Capital Management, LLC, its attorney in fact

By:		/s/ Robert L. Hockett
Name: Robert L. Hockett
Title: Principal

By:		/s/ John S. Ehlinger
Name: John S. Ehlinger
Title: Vice President

	Commitment:	0.666667%
$300,000.00

MULTI-STYLE, MULTI-MANAGER FUNDS PLC, The Global High Yield Fund

By:	DDJ Capital Management, LLC, on behalf of Multi-Style, Multi-Manager Funds, PLC, The Global High Yield Fund, in its capacity as Money Manager

By:		/s/ Robert L. Hockett
		Name: Robert L. Hockett
		Title: Principal

By:		/s/ John S. Ehlinger
		Name: John S. Ehlinger
		Title: Vice President

	Commitment:	1.833333%
		$825,000.00

DDJ TOTAL RETURN LOAN FUND, LP

By:	GP Total Return, L.P., its General Partner
By:	GP Total Return, LLC, its General Partner
By:	DDJ Capital Management, LLC, its Manager

By:		/s/ Robert L. Hockett
		Name: Robert L. Hockett
		Title: Principal

By:		/s/ John S. Ehlinger
		Name: John S. Ehlinger
		Title: Vice President

	Commitment:	3.333333%
		$1,500,000.00

MAST CREDIT OPPORTUNITIES I, (MASTER) LTD

By:	/s/ Chris Madison
	Name: Chris Madison
	Title: Director

	Commitment:	36.666667%
		$16,500,000.00

ORE HILL FUND LP

By:	/s/ Fredrick J. Wahl
Name: Fredrick J. Wahl
Title: Managing Member

Commitment: 12.777777%
$5,750,000.00

by its Investment Advisory

AIRLIE OPPORTUNITY MASTER FUND, LTD

By:	/s/ Jeremy Bloomer
	Name:	Jeremy Bloomer
	Title:	Managing Director

Commitment: 4.666667%
$2,100,000.00

QVT FUND, LP

By:	QVT Associates GP LLC, Its General Partner

By:	/s/ Kevin McGocy
Name: Kevin McGocy
Title: Authorized Signatory

By:	/s/ Tracy Fu
Name: Tracy Fu
Title: Managing Member

Commitment: 9.222222%
$4,150,000

Exhibit A

Form of Approved Budget

Exhibit B

Form of Assignment and Acceptance

Exhibit C

Form of Borrowing Base Certificate

Exhibit D

Form of Interim Order

Exhibit E

Form of Notice of Borrowing

Exhibit F

Form of Note

Exhibit G

Form of Officer's Certificate